                                              Filed Pursuant to Rule 424(b)(2)
                                                   Registration No. 333-74286
                                                                    333-74286-01
                                                                    333-74286-02
                                                                    333-74286-03
                                                                    333-74286-04

PROSPECTUS SUPPLEMENT

(To the prospectus dated February 12, 2002)
--------------------------------------------------------------------------------

(TEPPCO LOGO)

TEPPCO PARTNERS, L.P.
Unconditionally Guaranteed by

TE Products Pipeline Company, Limited Partnership,
TCTM, L.P.,
TEPPCO Midstream Companies, L.P. and
Jonah Gas Gathering Company

$500,000,000 7.625% SENIOR NOTES DUE FEBRUARY 15, 2012
--------------------------------------------------------------------------------

PARTNERSHIP

+ We are one of the largest publicly traded pipeline limited partnerships. Our primary businesses are the transportation of refined petroleum products, liquefied petroleum gases and petrochemicals, the transportation and marketing of crude oil, the transportation of natural gas liquids, and the gathering of natural gas.

NOTES

+ We are offering $500,000,000 aggregate principal amount of our 7.625% senior notes due 2012.

+ We will pay interest on the notes semi-annually in arrears on February 15 and August 15 of each year, beginning August 15, 2002.

+ We may redeem some or all of the notes at any time before their maturity date at our option at a make-whole redemption price, together with accrued and unpaid interest, if any, to the redemption date.

+ The notes will be unsecured and rank equally with our other current and future unsecured and unsubordinated indebtedness. If we fail to make payment on the notes, TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P. and Jonah Gas Gathering Company, our significant subsidiaries and guarantors, must make the payment instead. These guarantees are the unsecured and unsubordinated obligations of these subsidiaries.

+ We do not intend to list the notes on any securities exchange.

                                                              PER NOTE                   TOTAL
----------------------------------------------------------------------------------------------
Price to public (1)                                           99.561%             $497,805,000
----------------------------------------------------------------------------------------------
Underwriting discount                                          0.650%             $  3,250,000
----------------------------------------------------------------------------------------------
Proceeds, before expenses, to TEPPCO Partners, L.P. (1)       98.911%             $494,555,000
----------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from February 20, 2002

INVESTING IN THE NOTES INVOLVES RISKS. YOU SHOULD CAREFULLY READ THE ENTIRE BASE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT, INCLUDING THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 2 OF THE BASE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE NOTES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The underwriters expect to deliver the notes through the book-entry facilities of The Depository Trust Company on or about February 20, 2002.
UBS WARBURG
          SUNTRUST ROBINSON HUMPHREY
                     WACHOVIA SECURITIES
                               BANC ONE CAPITAL MARKETS, INC.
                                        BNY CAPITAL MARKETS, INC.
                                              CREDIT LYONNAIS SECURITIES
                                                     RBC CAPITAL MARKETS

          The date of this prospectus supplement is February 14, 2002

                   [MAP SHOWING THE LOCATION OF REGISTRANT'S
                        PIPELINE AND GATHERING SYSTEMS]

Important notice about information in this prospectus supplement and the accompanying prospectus

You should rely only on the information contained in this prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of the notes in any state where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying base prospectus, as well as the information we have previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its date. For purposes of this prospectus supplement and the accompanying base prospectus, unless the context otherwise indicates, when we refer to "us," "we," "our," "ours," "TEPPCO Partners" or the "Partnership," we are describing ourselves, TEPPCO Partners, L.P., together with our subsidiaries.

Prospectus supplement summary

This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this offering. The second part is the base prospectus, which gives more general information, some of which may not apply to this offering. If information varies between this prospectus supplement and the base prospectus, you should rely on the information in this prospectus supplement. You should carefully read the entire prospectus supplement, the accompanying base prospectus and the other documents incorporated by reference to understand fully the terms of the notes, as well as the other considerations that are important to you in making your investment decision.

                             TEPPCO PARTNERS, L.P.

WHO WE ARE

We are one of the largest publicly traded pipeline limited partnerships. Our general partner is wholly-owned by Duke Energy Field Services, or DEFS, which is owned by Duke Energy Corporation and Phillips Petroleum Company. We engage in three principal businesses:

+ Transporting refined petroleum products, liquefied petroleum gases and petrochemicals (Downstream Segment). We own and operate an approximately 4,500-mile refined petroleum products pipeline system, which includes 30 storage facilities and 53 delivery terminals, extending from southeast Texas through the central and midwest states to the northeast United States. Our system includes a products pipeline system to the Midwest and is the only pipeline system that transports liquefied petroleum gas to the northeast United States from the Texas Gulf Coast. In addition, we recently initiated new service to the petrochemical industry through the construction, ownership and operation of three pipelines in southeast Texas between Mont Belvieu and Port Arthur.

+ Transporting and marketing crude oil and transporting natural gas liquids
  (Upstream Segment). We own and operate approximately 3,000 miles of crude oil trunk line and gathering pipelines and approximately 700 miles of natural gas liquids pipelines, primarily in Texas and Oklahoma. We also own an interest in Seaway Crude Pipeline Company, or Seaway, which owns an approximately 500-mile, large diameter crude oil pipeline that transports imported crude oil from the Texas Gulf Coast to the mid-continent and midwest refining sectors. In addition, we own undivided interests in two crude oil pipelines operating in New Mexico, Oklahoma and Texas.

+ Gathering natural gas (Midstream Segment).  Since our acquisition of Jonah Gas
  Gathering Company on September 30, 2001, we gather natural gas in the Green River Basin in southwestern Wyoming, one of the most prolific and active natural gas producing basins in the United States. Our gathering system consists of approximately 300 miles of pipelines ranging in size from four to 20 inches in diameter, four compressor stations with an aggregate of approximately 21,200 horsepower and related metering facilities. Gas gathered on the Jonah gas gathering system is primarily processed by others and delivered to several interstate pipeline systems that provide access to a number of West Coast, Rocky Mountain and midwest markets.

PROSPECTUS SUPPLEMENT SUMMARY
--------------------------------------------------------------------------------

OUR STRATEGY

Our business strategy is to:

+ Pursue a growth strategy that is balanced between internal projects and targeted acquisitions;

+ Improve service in our current markets; and

+ Maintain the integrity of our pipeline systems.

To execute our business strategy, we intend to leverage the advantages inherent in our pipeline systems to maintain our status as the incremental provider of choice in the markets we serve. We also intend to grow by acquiring, from both third parties and affiliates, assets that complement our existing businesses or allow us to establish new core businesses.

OUR STRUCTURE AND MANAGEMENT

We are a Delaware limited partnership formed in March 1990. We operate through four significant subsidiary partnerships, TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P. and Jonah Gas Gathering Company. We own a 99.999% interest in each of TE Products, TCTM and TEPPCO Midstream. TEPPCO GP, Inc., our wholly-owned subsidiary, owns a 0.001% interest in, and serves as general partner of, each of these three subsidiary partnerships. TEPPCO Midstream owns a 99.999% general partner interest in Jonah and TEPPCO GP owns a 0.001% general partner interest in Jonah and serves as its managing general partner. Our general partner is Texas Eastern Products Pipeline Company, LLC, or TEPPCO LLC, which is an indirect wholly-owned subsidiary of DEFS. DEFS is a joint venture between Duke Energy Corporation and Phillips Petroleum Company. Our general partner owns a 2% interest in us. In addition, our general partner performs all our management and operating functions and TEPPCO GP performs all the management and operating functions required for our four significant subsidiary partnerships.

PROSPECTUS SUPPLEMENT SUMMARY
--------------------------------------------------------------------------------

The following chart summarizes our organization and ownership structure as of the date of this prospectus supplement.

  -------------------------                                   ----------------------------
   Duke Energy Corporation                                     Phillips Petroleum Company
  -------------------------                                   ----------------------------
          |       |                                                     |
          |       |                                                     |
          |       |                                                     |
          |       |              ------------------------               |
          |       |--- 69.7% ---    Duke Energy Field      --- 30.3% ---|
          |                           Services, LLC
          |                      ------------------------
          |                                 |  100.0%
          |                                 |
          |                                 |
          |                      ------------------------
          |                       Texas Eastern Products
          |                              Pipeline
          |                            Company, LLC
          |                      ------------------------
14.2% LP  |                                 |  2.0% GP
          |                                 |
          |                                 |
          |                      ------------------------                    ---------------------   GP = General Partner Interest
          |--------------------    TEPPCO Partners, L.P.   --- 83.8% LP ---   Public Unit Holders    LP = Limited Partner Interest
                                 ------------------------                    ---------------------
                                      |     |
             |--------- 100% ---------|     |
             |                              |
  -------------------------                 |
       TEPPCO GP, Inc.                      |  99.999% LP
  -------------------------                 |
             |                              |
             |------- 0.001% GP ------|     |
                                      |     |
                                 ------------------------
                                  Operating Partnerships
                                 ------------------------


PROSPECTUS SUPPLEMENT SUMMARY
--------------------------------------------------------------------------------

RECENT DEVELOPMENTS

FOURTH QUARTER AND 2001 OPERATING RESULTS
On January 22, 2002, we reported fourth quarter 2001 net income of $21.2 million, or $0.40 per unit. This compares with 2000 fourth quarter net income of $22.8 million, or $0.53 per unit.

Operating income for the Upstream Segment was $4.3 million for the fourth quarter 2001 compared with $7.4 million for the fourth quarter 2000. The decrease was due primarily to a charge of $4.3 million for a doubtful receivable due under a transportation agreement with a subsidiary of Enron Corp.

Equity earnings from the investment in Seaway were $2.6 million and EBITDA was $4.6 million for fourth quarter 2001, compared with $2.9 million and $4.6 million, respectively, for the fourth quarter 2000.

Upstream gross margin was $21.4 million for fourth quarter 2001, compared with $16.7 million in the 2000 quarter. Volumes shipped for an Upstream Segment affiliate on Seaway accounted for $2.6 million of the margin increase between fourth quarter 2001 and fourth quarter 2000.

Costs and expenses, including fuel and power, for the Upstream Segment were $16.6 million in fourth quarter 2001, compared with $9.6 million for the fourth quarter 2000.

Downstream operating income was $27.1 million, compared with $27.8 million in fourth quarter 2000.

Downstream fourth quarter 2001 revenues were $66.7 million, compared with $65.5 million in fourth quarter 2000.

Costs and expenses, including fuel and power, for the Downstream Segment were $32.4 million in fourth quarter 2001, compared with $30.6 million for the fourth quarter 2000.

Operating income for the Midstream Segment was $3.1 million for fourth quarter and year 2001. Midstream Segment revenues were $9.1 million, costs and expenses were $1.5 million, and depreciation was $4.5 million. The pipeline component of the previously announced Jonah system expansion was completed on December 10, 2001. Compression facilities are expected to be completed by March 2002, which will bring the Jonah system capacity to a level of 730 million cubic feet per day or MMcf/day.

Fourth quarter 2001 interest expense was $18.7 million, offset by capitalized interest of $1.9 million and other income (net) of $1.4 million. Interest expense was $16.0 million for fourth quarter 2000, offset by capitalized interest of $0.7 million.

Operating income for the Upstream Segment was $25.7 million for year 2001 compared with $18.0 million for the 2000 period. The year-over-year increase was due to increased margin and revenue from a full-year contribution from 2000 acquisitions and acquisitions made in 2001, offset by increases in ad valorem taxes, depreciation, environmental expenses and the charge for the doubtful receivable.

Equity earnings from the investment in Seaway were $18.5 million and EBITDA was $26.7 million, compared with $12.2 million and $15.4 million, respectively, for 2000. The increase in equity earnings was due to a full year of volumes in 2001 compared with approximately six months in 2000, increased activity at the Texas City, Texas, terminal and lower expenses. Long-haul volumes on Seaway averaged 190,000 barrels per day in 2001, compared with 171,000 barrels per day for full-year 2000.

PROSPECTUS SUPPLEMENT SUMMARY
--------------------------------------------------------------------------------

Upstream gross margin for 2001 was $90.8 million, compared with $51.9 million for 2000. An increase of $28.8 million was due primarily to strong location and quality differentials for crude, increased activity at the Cushing, Oklahoma terminal, and from assets acquired in the Red River area early in first quarter 2001. Volumes shipped for an Upstream Segment affiliate on Seaway accounted for $10.1 million of the margin increase in 2001.

Cost and expenses, including fuel and power, for the Upstream Segment were $63.7 million for year 2001, compared with $31.2 million for year 2000. The increase was due to expenses associated with assets acquired in mid-year and end of 2000, the charge for a doubtful receivable from Enron Corp. and environmental expenses.

Downstream Segment operating income for year 2001 was $122.2 million, compared with $90.0 million for year 2000. The increase was due to higher revenues and reduced ad valorem taxes, offset somewhat by slightly higher operating, general and administrative costs, increased depreciation and amortization.

Downstream Segment revenues for year 2001 were $271.6 million, compared with $236.7 million for year 2000. The increase was due to increased transportation of LPGs, pipeline transportation of petrochemicals, and the settlement of a canceled transportation agreement with Pennzoil-Quaker State Company related to the sale of their refinery in Shreveport, Louisiana.

Costs and expenses, including fuel and power, for the Downstream Segment were $120.7 million for year 2001, compared with $119.0 million for year 2000. The increase was due to higher costs for rentals, information systems and compensation.

Interest expense for year 2001 was $66.1 million, compared with $49.0 million for 2000. Increased interest expense was due to acquisitions during the year, plus borrowing to support the Centennial Pipeline project, offset somewhat by lower interest rates. The combination of interest capitalized and other income
(net) was $6.8 million for 2001, compared with $6.2 million for 2000.

CHAPARRAL AND QUANAH ACQUISITION

On January 9, 2002, we announced a definitive agreement to acquire the Chaparral and Quanah pipelines from Diamond-Koch II, L.P. and Diamond-Koch III, L.P. for approximately $130.0 million. These pipelines are owned by affiliates of Valero Energy Corp. and Koch Industries, Inc. The transaction is expected to close by March 2002. The purchase will initially be funded under our bank credit facilities and we are evaluating permanent financing alternatives.

The Chaparral system is an approximately 800-mile pipeline that extends from West Texas and New Mexico to Mont Belvieu, Texas. The pipeline delivers natural gas liquids to fractionators and our existing storage assets in Mont Belvieu. The approximately 170-mile Quanah Pipeline is a natural gas liquids gathering system located in West Texas. The Quanah Pipeline begins in Sutton County, Texas, and connects to the Chaparral Pipeline near Midland, Texas. The pipelines are connected to 27 gas plants in West Texas and have approximately 28,000 horsepower of pumping capacity at 14 stations. The transaction also includes the San Andres facility in Andrews County, Texas -- two underground natural gas liquids storage wells with 220,000 barrels of combined capacity. The assets will be operated and commercially managed by DEFS under agreements with us.

EQUITY OFFERING

On November 20, 2001, we issued 5,500,000 units in an underwritten public offering. The net proceeds from this offering, including our general partner's capital contribution, were approximately $183.5 million. We used net proceeds of $160.0 million from this offering to reduce indebtedness incurred in connection with the Jonah acquisition and the remainder of the net proceeds were applied to reduce borrowings outstanding under our bank revolving credit facility.

PROSPECTUS SUPPLEMENT SUMMARY
--------------------------------------------------------------------------------

JONAH ACQUISITION

On September 30, 2001, we completed the acquisition of the Jonah system from Alberta Energy Company for $360.0 million. This acquisition marked our entry into the business of gathering natural gas from the wellhead and delivering it to processing facilities for ultimate transportation to end-users. The Jonah system serves the Green River Basin in southwestern Wyoming, one of the most prolific natural gas basins in the United States. We have multiple long-term contracts with producers operating in the Green River Basin and earn revenues from gathering fees based on the volume and pressure of natural gas they gather on our system. Major producers utilizing our system include Alberta Energy Company, BP p.l.c. and The Williams Companies, Inc. We do not take title to the natural gas gathered on our system, and the results of the Jonah system are not directly affected by changes in the prices of natural gas or other commodities.

The Jonah system consists of approximately 300 miles of pipelines, four compressor stations totaling approximately 21,200 horsepower and related metering facilities. In connection with the acquisition, we assumed responsibility for the completion of an ongoing expansion of the Jonah system and other associated costs of approximately $25.0 million. The expansion is expected to be completed in the first quarter of 2002 and to increase the capacity of the Jonah system by 62%, from approximately 450 MMcf/day to approximately 730 MMcf/day. We expect to immediately utilize substantially all of the increased capacity of our system once it becomes operational in the first quarter of 2002. As results for the Jonah system are primarily driven by volumes gathered, we expect our Midstream Segment revenues and cash flow to increase from historical levels as a result of the system capacity expansion.

We initially financed the acquisition with borrowings under a $400.0 million term loan facility with a nine month maturity. Approximately $160.0 million of the net proceeds of the November equity offering were used to reduce the indebtedness outstanding under the term loan facility and the remaining $200.0 million in outstanding indebtedness under this facility will be paid off with the net proceeds of this offering.

Recently, a producer on the Jonah system claimed it has a right to match all offers to acquire all or a portion of the assets comprising the Jonah system. We believe we have adequate legal defenses to the producer's claim and that no right of first refusal on any of the underlying Jonah system assets has been triggered. Subsidiaries of Alberta Energy have agreed to indemnify us against certain losses resulting from claims of preferential rights with respect to our acquisition of Jonah Gas Gathering Company, the owner of the Jonah system. For further information, see "Risk Factors -- Risk Factors Related to Our
Business -- The Partnership could be adversely affected if third parties are successful in asserting rights to acquire the Jonah gas gathering system from the Partnership" in the base prospectus.

RECENT RATING ACTION

On February 11, 2002, Moody's Investors Service assigned us a senior unsecured debt rating, including the rating on the notes, of Baa2 and confirmed the Baa2 senior unsecured rating of our subsidiary, TE Products. These ratings were given with negative outlooks due primarily to Moody's concerns about current debt levels resulting from financing our recent acquisitions. Moody's indicated they may lower our ratings if we are not successful in lowering our debt to target levels where our debt-to-EBITDA ratio would be below 4 to 1. Reductions in our credit ratings will increase our debt financing costs and possibly reduce the availability of financing. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that the circumstances warrant such a change.

PROSPECTUS SUPPLEMENT SUMMARY
--------------------------------------------------------------------------------

THE OFFERING

Issuer..........................   TEPPCO Partners, L.P.

Offered securities..............   $500,000,000 principal amount of 7.625%
                                   senior notes due 2012.

Guarantees......................   The notes will be unconditionally guaranteed
                                   initially by TE Products, TCTM, TEPPCO
                                   Midstream and Jonah, our significant
                                   subsidiaries. These guarantees will be the unsecured and unsubordinated obligations of these subsidiaries. If any of our other subsidiaries guarantee any of our Funded Debt in the future, it will also guarantee the notes.

Ranking.........................   The notes will be our senior unsecured
                                   obligations and will rank on a parity with all our other existing indebtedness and future unsecured and unsubordinated indebtedness, including indebtedness under our bank credit facilities. The guarantee of the notes by our subsidiary TE Products will rank on a parity with TE Products' $179.8 million outstanding principal amount of 6.45%
                                   Senior Notes due 2008 and its $210.0 million outstanding principal amount of 7.51% Senior
                                   Notes due 2028. The other three subsidiary guarantors have no outstanding indebtedness for borrowed money other than their guarantees of our bank credit facilities.

Maturity date...................   February 15, 2012.

Use of proceeds.................   The net proceeds from this offering (after
                                   the payment of offering expenses) of
                                   approximately $494.1 million will be used:

                                   + to repay the remaining $200.0 million
                                     outstanding under the Jonah acquisition
                                     term loan;

                                   + to repay borrowings in excess of $250.0
                                     million outstanding under our revolving
                                     credit facilities ($500.7 million
                                     outstanding as of December 31, 2001); and

                                   + to provide cash for general operating
                                     purposes.

                                   See "Use of proceeds" on page S-11 of this prospectus supplement.

Interest rate...................   The notes will bear interest at the rate of
                                   7.625% per annum from their date of issuance to, but excluding, February 15, 2012.

Interest payment dates..........   Interest on the notes will be payable on
                                   February 15 and August 15 of each year
                                   beginning on August 15, 2002.

PROSPECTUS SUPPLEMENT SUMMARY
--------------------------------------------------------------------------------

Optional redemption.............   We may redeem some or all of the notes at any
                                   time at a make-whole redemption price, plus accrued and unpaid interest, if any, to the redemption date, as described in "Description of the notes" beginning on page S-13 of this prospectus supplement.

Certain covenants...............   The indenture relating to the notes will
                                   contain limitations on, among other things, our ability to incur indebtedness secured by certain liens and to engage in certain sale-leaseback transactions.

PROSPECTUS SUPPLEMENT SUMMARY
--------------------------------------------------------------------------------

SUMMARY FINANCIAL DATA

Presented below is our consolidated historical data as of and for each of the periods indicated. The annual consolidated financial data set forth below for each of the three fiscal years in the period ended December 31, 2000 was derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated in this prospectus supplement by reference. The data as of and for the period ended September 30, 2001 was derived from our unaudited quarterly financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, which is incorporated in this prospectus supplement by reference. For a more detailed discussion of the consolidated financial data, see also "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2000 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

The pro forma statement of income data for the year ended December 31, 2000 and for the nine months ended September 30, 2001 was derived from our unaudited pro forma condensed combined statements of income included in our Current Report on Form 8-K/A filed November 9, 2001, which is incorporated in this prospectus supplement by reference. The pro forma data gives effect to the purchase of certain assets of ARCO Pipe Line Company, which was completed on July 21, 2000, and the purchase of the Jonah system, which was completed on September 30, 2001, in each case as if the acquisitions were consummated on January 1, 2000. The pro forma data is presented for illustration purposes only and is not necessarily indicative of the results of operations which would have occurred had the purchases been consummated on January 1, 2000, nor is it necessarily indicative of future results of operations. Specifically, the pro forma data does not give effect to expected revenue growth attributable to the ongoing expansion of the Jonah system or cost savings related to the Jonah system expected to result from improved operating efficiencies.

The summary data set forth below includes EBITDA and EBITDA from Seaway. EBITDA from Seaway represents our proportional interest in the EBITDA of Seaway. We define EBITDA as operating income plus depreciation, depletion and amortization. EBITDA is used as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows from operating activities or other cash flow data calculated in accordance with accounting principles generally accepted in the United States of America or as a measure of liquidity.

PROSPECTUS SUPPLEMENT SUMMARY
--------------------------------------------------------------------------------

                                                                                              NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                  SEPTEMBER 30, 2001
                                         -----------------------------------------------   ------------------------
(in thousands)                                                                PRO FORMA
         INCOME STATEMENT DATA             1998        1999         2000         2000        ACTUAL      PRO FORMA
-------------------------------------------------------------------------------------------------------------------
Operating revenues.....................  $429,638   $1,934,883   $3,087,941   $3,128,612   $2,849,733    $2,873,004
Costs and expenses.....................   349,672    1,834,793    2,979,916    3,020,696    2,733,237     2,758,786
                                         --------   ----------   ----------   ----------   ----------    ----------
  Operating income.....................    79,966      100,090      108,025      107,916      116,496       114,218
Interest expense.......................   (29,784)     (31,563)     (48,982)     (79,722)     (47,365)      (57,166)
Interest capitalized...................       795        2,133        4,559        4,559        2,040         2,040
Equity earnings........................        --           --       12,214       25,178       15,270        15,270
Other income, net......................     2,908        2,196        2,349        3,949        2,224         3,429
                                         --------   ----------   ----------   ----------   ----------    ----------
  Income before minority interest and
    extraordinary item.................    53,885       72,856       78,165       61,880       88,665        77,791
Minority interest......................      (544)        (736)        (789)        (625)        (800)         (715)
                                         --------   ----------   ----------   ----------   ----------    ----------
  Income before extraordinary item.....    53,341       72,120       77,376       61,255       87,865        77,076
Extraordinary item (1), net of minority
  interest.............................   (72,767)          --           --           --           --            --
                                         --------   ----------   ----------   ----------   ----------    ----------
  Net income (loss)....................  $(19,426)  $   72,120   $   77,376   $   61,255   $   87,865    $   77,076
                                         ========   ==========   ==========   ==========   ==========    ==========
OTHER FINANCIAL DATA
-------------------------------------------------------------------------------------------------------------------
Depreciation, depletion and
  amortization.........................  $ 26,938   $   32,656   $   35,163   $   56,558   $   31,175    $   50,338
EBITDA.................................   106,904      132,746      143,188      164,474      147,671       164,556
EBITDA from Seaway.....................        --           --       15,373       32,112       21,981        21,981
Ratio of EBITDA to fixed charges (2)...     3.46x        3.87x        2.57x        1.90x        2.92x         2.73x
Ratio of earnings to fixed charges
  (3)..................................     2.72x        3.06x        2.10x        1.37x        2.97x         2.47x

BALANCE SHEET DATA (AT END OF PERIOD)
-------------------------------------------------------------------------------------------------------------------
Property, plant and equipment (net)....  $671,611   $  720,919   $  949,705                $1,143,196
Total assets...........................   916,919    1,041,373    1,622,810                 2,073,550
Long-term debt.........................   427,722      455,753      835,784                   861,807
Redeemable Class B units (4)...........   105,036      105,859      105,411                   106,270
Partners' capital......................   227,186      229,767      315,057                   360,246

---------------

(1) Extraordinary item reflects the loss related to the early extinguishment of the First Mortgage Notes on January 27, 1998.

(2) For the purposes of computing the ratios of EBITDA to fixed charges, fixed charges consist of interest expense plus capitalized interest, amortization of debt costs and the estimated interest component of rent expense.

(3) For the purposes of computing the ratios of earnings to fixed charges, earnings consist of income from continuing operations (before minority interest, extraordinary loss and equity earnings) plus fixed charges (excluding capitalized interest) and distributed income from equity investments. Fixed charges consist of interest expense plus capitalized interest, amortization of debt costs and the estimated interest component of rent expense.

(4) All Class B units were issued to Duke Energy Corporation in 1998 in connection with an acquisition of assets. The Class B units are substantially identical to the limited partner units but are not traded on the New York Stock Exchange.

--------------------------------------------------------------------------------

Risk factors

You should read carefully the discussion of the material risks relating to our business under the caption "Risk Factors" beginning on page 2 of the accompanying base prospectus.

Use of proceeds

We intend to use the approximately $494.1 million of net proceeds from this offering (after the payment of offering expenses) to:

+ repay the remaining $200.0 million outstanding bank term loan indebtedness incurred in connection with the Jonah acquisition;

+ to repay borrowings in excess of $250.0 million outstanding under our bank revolving credit facilities; and

+ to provide cash for general operating purposes.

The Jonah acquisition term loan matures on June 28, 2002 and, as of December 31, 2001, bears interest at an annual interest rate of 3.2%. As of December 31, 2001, we had $500.7 million outstanding under our bank revolving credit facilities, which mature on April 6, 2004. Indebtedness under our bank revolving credit facilities was incurred in connection with the ARCO Pipe Line Company acquisition, to fund ongoing development projects and for working capital. As of December 31, 2001, the weighted average annual interest rates under our bank revolving credit facilities was 2.9%.

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                                                                           S- 11

--------------------------------------------------------------------------------

Capitalization

The following table sets forth as of December 31, 2001:

+ our unaudited consolidated historical capitalization; and

+ our unaudited consolidated capitalization as adjusted to give effect to this offering and the application of the net proceeds herefrom as described under "Use of proceeds."

This table should be read in conjunction with our consolidated financial statements and the notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying base prospectus.

                                                                AS OF DECEMBER 31, 2001
                                                              ---------------------------
(IN THOUSANDS)                                                  ACTUAL        AS ADJUSTED
-----------------------------------------------------------------------------------------
Cash and cash equivalents...................................  $   25,479      $   68,876
                                                              ==========      ==========
Short-term debt:
  Jonah acquisition term loan...............................     200,000              --
  Bank revolving credit facility............................     160,000              --
                                                              ----------      ----------
    Total short-term debt...................................     360,000              --
Long-term debt:
  6.450% Senior Notes due 2008 of TE Products...............     179,814         179,814
  7.510% Senior Notes due 2028 of TE Products...............     210,000         210,000
  7.625% Senior Notes due 2012 of TEPPCO Partners...........          --         500,000
  Bank revolving credit facility............................     340,658         250,000
                                                              ----------      ----------
    Total long-term debt....................................     730,472       1,139,814
Redeemable Class B units held by related party..............     105,630         105,630
Partners' capital...........................................     543,181         543,181
                                                              ----------      ----------
    Total capitalization....................................  $1,739,283      $1,788,625
                                                              ==========      ==========

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S- 12

--------------------------------------------------------------------------------

Description of the notes

The following description of the particular terms of the notes (which represent a new series of, and are referred to in the accompanying base prospectus as, the "senior debt securities") supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the senior debt securities set forth in the accompanying base prospectus.

We will issue the notes under an indenture among us, the subsidiary guarantors and First Union National Bank, as trustee, to be dated as of February 20, 2002. The terms of the notes include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the notes and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of notes. Copies of the indenture are available upon request from us or the trustee. Capitalized terms used herein are defined below under "-- Definitions" beginning on page S-18. References to "us," "we," "ours," "TEPPCO Partners" or the "Partnership" in this section of the prospectus supplement are to TEPPCO Partners, L.P. and not our subsidiaries.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

The Notes.  The notes:

+ are our general unsecured obligations;

+ are unconditionally guaranteed by our subsidiary guarantors;

+ rank equally in right of payment with all our other existing and future unsubordinated debt;

+ effectively rank junior to any of our secured debt, to the extent of the security for that debt;

+ rank senior in right of payment to all of our future subordinated debt; and

+ are non-recourse to our general partner. See "Description of Debt
  Securities -- No Personal Liability of General Partner" in the accompanying base prospectus.

Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described under "Description of Debt Securities -- Defeasance" in the accompanying base prospectus.

The Guarantees. The notes are guaranteed by our significant subsidiary partnerships, TE Products, TCTM, TEPPCO Midstream and Jonah as described under "-- Subsidiary Guarantors." These are our only subsidiaries that presently guarantee any of our long-term indebtedness.

Each guarantee by a subsidiary guarantor of these notes:

+ is a general unsecured obligation of that subsidiary guarantor;

+ ranks equally in right of payment with all other existing and future unsubordinated debt of that subsidiary guarantor;

+ effectively ranks junior to any secured debt of such subsidiary guarantor, to the extent of the security for that debt; and

+ ranks senior in right of payment to any future subordinated indebtedness of that subsidiary guarantor.

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                                                                           S- 13

DESCRIPTION OF THE NOTES
--------------------------------------------------------------------------------

PRINCIPAL, MATURITY AND INTEREST

We will issue notes initially in an aggregate principal amount of $500 million. The notes will be in denominations of $1,000 and integral multiples of $1,000. The notes will mature on February 15, 2012. We may issue additional notes of this series from time to time, without the consent of the holders of the notes, in compliance with the terms of the indenture.

Interest on the notes will:

+ accrue at the rate of 7.625% per annum;

+ accrue from the date of issuance or the most recent interest payment date;

+ be payable in cash semi-annually in arrears on each February 15 and August 15, commencing on August 15, 2002;

+ be payable to the holders of record on February 1 and August 1 immediately preceding the related interest payment dates;

+ be computed on the basis of a 360-day year comprised of twelve 30-day months;
  and

+ be payable, to the extent lawful, on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable interest payment date, maturity date or redemption date.

PAYMENT AND TRANSFER

Initially, the notes will be issued only in global form. Beneficial interests in notes in global form will be shown on, and transfers of interest in notes in global form will be made only through, records maintained by the depositary and its participants. Notes in definitive form, if any, may be registered, exchanged or transferred at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee located at 1525 West
W. T. Harris Blvd., Charlotte, North Carolina 28288-1153). Payment of principal, of premium, if any, and interest on notes in global form registered in the name of or held by the depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by global notes, all payments on such notes will be made at the corporate trust office of the trustee in New York City, located initially at 12 East 49th Street, 37th Floor, New York, New York 10017; however, any payment of interest on such notes may be made, at our option, by check mailed directly to registered holders at their registered addresses or, at the option of a registered holder, by wire transfer to an account designated in writing by the holder.

No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption or any other note for a period of 15 days before any mailing of notice of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

--------------------------------------------------------------------------------

DESCRIPTION OF THE NOTES
--------------------------------------------------------------------------------

OPTIONAL REDEMPTION

The notes will be redeemable by us, in whole or in part, at any time at a redemption price equal to the greater of:

+ 100% of the principal amount of the notes then outstanding to be redeemed; or

+ the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the maturity date computed by discounting such payments to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the sum of 35 basis points plus the adjusted Treasury rate, as that term is generally used in the industry, on the third business day prior to the redemption date.

The redemption price will be calculated by UBS Warburg LLC. If UBS Warburg LLC is unwilling or unable to make the calculation, we will appoint an independent investment banking institution of national standing to make the calculation.

We will mail notice of redemption at least 30 days but not more than 60 days before the application redemption date to each holder of the notes to be redeemed. Any notice to holders of notes of such redemption will include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as provided above, will be set forth in an officers' certificate delivered to the trustee no later than two business days prior to the redemption date.

Upon the payment of the redemption price, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the notes or portions thereof called for redemption.

In the case of any partial redemption, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate. Notes will only be redeemed in multiples of $1,000 in principal amount. If any note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued upon the cancellation of the original note.

NO SINKING FUND

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

COVENANTS

Except to the extent described below, the indenture does not limit the amount of indebtedness or other obligations that we may incur and does not give you the right to require us to repurchase your notes upon a change of control. The indenture contains two principal material financial covenants:

+ Limitation on Liens. This covenant limits our ability, and that of our Subsidiaries, to permit liens to exist on our principal assets; and

+ Limitation of Sale-Leaseback Transactions. This covenant limits our ability to sell or transfer our principal assets and then lease back those assets.

Capitalized terms used within this "Covenants" subsection are defined in the "Definitions" subsection.

--------------------------------------------------------------------------------

DESCRIPTION OF THE NOTES
--------------------------------------------------------------------------------

Limitation on Liens. We will not, and will not permit any of our Subsidiaries to, incur, issue, create, assume or guarantee any lien on any Principal Property or on any shares of stock or indebtedness of any Subsidiary that owns or leases any Principal Property to secure any Debt (whether such Principal Property, shares of stock or indebtedness is now existing or owned or subsequently created or acquired) without effectively providing that the notes will be secured equally and ratably with or prior to such secured Debt until such time as such Debt is no longer secured by a lien.

The foregoing restriction does not require us to secure the notes if the liens consist of Permitted Liens or if the Debt secured by these liens is exempted as described under "-- Exempted Indebtedness" below.

Limitation on Sale-Leaseback Transactions. We will not, and will not permit any of our Subsidiaries to, enter into any Sale-Leaseback Transaction with respect to any Principal Property unless:

+ such Sale-Leaseback Transaction occurs within 12 months after the completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, or development of, or substantial repair or improvement on, or commencement of full commercial operations of, such Principal Property, whichever is later;

+ we or our Subsidiary, as the case may be, would be permitted, pursuant to the provisions of the indenture, to incur Debt secured by a lien on the Principal Property involved in such transaction at least equal in amount to the Attributable Indebtedness with respect to that Sale-Leaseback Transaction without equally and ratably securing the notes pursuant to the covenant described above in "-- Limitation on Liens"; or

+ within 12 months after the effective date of such transaction, we or our Subsidiary, as the case may be, apply an amount equal to not less than the Attributable Indebtedness of such Sale-Leaseback Transaction either to:

     (1) the voluntary defeasance or the prepayment, repayment, redemption or retirement of the notes or other senior Funded Debt of ours or any of our Subsidiaries;

     (2) the acquisition, construction, development or improvement of any Principal Property used or useful in our businesses (including the businesses of our Subsidiaries); or

     (3) any combination of applications referred to in (1) or (2) above.

Exempted Indebtedness. Notwithstanding the foregoing limitations on liens and Sale-Leaseback Transactions, we and our Subsidiaries may issue, incur, create, assume, or guarantee Debt secured by a lien (other than a Permitted Lien) on any property referred to in the covenant described under "-- Limitation on Liens" without securing the notes, or may enter into Sale-Leaseback Transactions without complying with the preceding paragraph, or enter into a combination of such transactions, if the sum of the aggregate principal amount of all such Debt then outstanding and the Attributable Indebtedness of all Sale-Leaseback Transactions then in existence not otherwise permitted in the preceding three bullet points (other than the second bullet point above), does not at the time exceed 10% of our Consolidated Net Tangible Assets.

MERGER, AMALGAMATION, CONSOLIDATION AND SALE OF ASSETS

We will not merge, amalgamate or consolidate with or into any other entity or sell, convey, lease, transfer or otherwise dispose of all or substantially all of our property or assets to any person, whether

--------------------------------------------------------------------------------

DESCRIPTION OF THE NOTES
--------------------------------------------------------------------------------

in a single transaction or series of related transactions, except in accordance with the provisions of our partnership agreement, and unless:

+ we are the surviving entity, or the surviving entity:

    + is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

    + expressly assumes by supplemental indenture satisfactory to the trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the notes, and the due and punctual performance or observance of all the other obligations under the indenture to be performed or observed by us;

+ immediately before and immediately after giving effect to the transaction or series of transactions, no default or event of default has occurred and is continuing;

+ each subsidiary guarantor, unless such subsidiary guarantor is the person with which we have consummated a transaction under this provision, shall have confirmed that its guarantee of the notes shall continue to apply to the obligations under the notes and the indenture; and

+ we have delivered to the trustee an officers' certificate and opinion of counsel, each stating that the merger, amalgamation, consolidation, sale, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the conditions set forth above and all other conditions precedent to the transaction have been complied with.

Thereafter, the surviving entity may exercise our rights and powers under the indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our general partner's board of directors or any of our general partner's officers or employees may be done by the board of directors, officers or employees of the successor. If we sell or otherwise dispose of (except by lease) all or substantially all of our assets and the above stated requirements are satisfied, we will be released from all our liabilities and obligations under the indenture. If we lease all or substantially all of our assets, we will not be so released from our obligations under the indenture.

EVENTS OF DEFAULT

In addition to the "Events of Default" described in the base prospectus under the heading "Description of Debt Securities -- Events of Default," the following constitutes an "Event of Default" under the indenture in respect of the notes:

+ default in the payment by us or any of our Subsidiaries at the stated final maturity, after the expiration of any applicable grace period, of any principal of our Debt (other than the notes) or Debt of any of our Subsidiaries outstanding in an aggregate principal amount in excess of $50.0 million, or the occurrence of any other default (including, without limitation, the failure to pay interest or any premium) the effect of which is to cause the stated final maturity of such Debt to be accelerated and such acceleration is not rescinded within 60 days after notice to us in accordance with the indenture.

--------------------------------------------------------------------------------

DESCRIPTION OF THE NOTES
--------------------------------------------------------------------------------

  DEFINITIONS

As used in the description of certain provisions of the indenture, the following terms have the following meanings:

"Attributable Indebtedness" means with respect to a Sale-Leaseback Transaction, at the time of determination, the lesser of:

   + the fair market value (as determined in good faith by the board of directors of our general partner) of the assets involved in the Sale-Leaseback Transaction;

   + the present value of the total net amount of rent required to be paid under the lease involved in such Sale-Leaseback Transaction during the remaining term thereof (including any renewal term exercisable at the lessee's option or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes compounded semiannually; and

   + if the obligation with respect to the Sale-Leaseback Transaction constitutes an obligation that is required to be classified and accounted for as a capital lease obligation (as defined in the indenture) for financial reporting purposes in accordance with generally accepted accounting principles, the amount equal to the capitalized amount of such obligation determined in accordance with generally accepted accounting principles and included in the financial statements of the lessee.

For purposes of the foregoing definition, rent will not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, utilities, water rates, operating charges, labor costs and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

"Consolidated Net Tangible Assets" means, at any date of determination, the aggregate amount of total assets included in our most recent consolidated quarterly or annual balance sheet prepared in accordance with generally accepted accounting principles, less applicable reserves reflected in such balance sheet, after deducting the following amounts:

   + all current liabilities reflected in such balance sheet (excluding any current maturities of long-term debt or any current liabilities that by their terms are extendable or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount is being computed); and

   + all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles reflected in such balance sheet.

"Debt" means any obligation created or assumed by any person for the repayment of borrowed money and any guarantee thereof.

"Funded Debt" means all Debt maturing one year or more from the date of the incurrence, creation, assumption or guarantee thereof, all Debt directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the incurrence, creation, assumption or guarantee thereof, and all

--------------------------------------------------------------------------------

DESCRIPTION OF THE NOTES
--------------------------------------------------------------------------------

Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

"Permitted Liens" include:

   + liens existing at, or provided for under the terms of an "after-acquired property" clause or similar term of any agreement existing on the date of, the initial issuance of the notes or the terms of any mortgage, pledge agreement or similar agreement existing on such date of initial issuance;

   + liens on property, shares of stock, indebtedness or other assets of any person (which is not a Subsidiary) existing at the time such person becomes a Subsidiary or is merged into or consolidated with or into us or any of our Subsidiaries (whether or not the obligations secured thereby are assumed by us or any of our Subsidiaries), provided that such liens are not incurred in anticipation of such person becoming a Subsidiary, or liens existing at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to us or any of our Subsidiaries;

   + liens on property, shares of stock, indebtedness or other assets existing at the time of acquisition thereof by us or any of our Subsidiaries (whether or not the obligations secured thereby are assumed by us or any of our Subsidiaries), or liens thereon to secure the payment of all or any part of the purchase price thereof;

   + any lien on property, shares of capital stock, indebtedness or other assets created at the time of the acquisition of same by us or any of our Subsidiaries or within 12 months after such acquisition to secure all or a portion of the purchase price of such property, capital stock, indebtedness or other assets or indebtedness incurred to finance such purchase price, whether such indebtedness is incurred prior to, at the time of or within one year after the date of such acquisition;

   + liens on property, shares of stock, indebtedness or other assets to secure any Debt incurred to pay the costs of construction, development, repair or improvements thereon, or incurred prior to, at the time of, or within 12 months after, the latest of the completion of construction, the completion of development, repair or improvements or the commencement of full commercial operation of such property for the purpose of financing all or any part of, such construction or the making of such development, repair or improvements;

   + liens to secure indebtedness owing to us or our Subsidiaries;

   + liens on any current assets that secure current liabilities or indebtedness incurred by us or our Subsidiaries;

   + liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing, repairing or improving the property subject to such liens;

   + liens arising or imposed by reason of any attachment, judgment, decree or order of any regulatory, governmental or court authority or proceeding, so long as any proceeding initiated to review same shall not have been terminated or the period within which such proceeding may be initiated shall not have expired, or such attachment, judgment, decree or order shall otherwise be effectively stayed;

--------------------------------------------------------------------------------

DESCRIPTION OF THE NOTES
--------------------------------------------------------------------------------

   + liens on any capital stock of any Subsidiary of ours that owns an equity interest in a joint venture to secure indebtedness, provided that the proceeds of such indebtedness received by such Subsidiary are contributed or advanced to such joint venture;

   + the assumption by us or any of our Subsidiaries of obligations secured by any lien on property, shares of stock, indebtedness or other assets, which lien exists at the time of the acquisition by us or any of our Subsidiaries of such property, shares, indebtedness or other assets or at the time of the acquisition of the person that owns such property or assets;

   + liens on any property to secure bonds for the construction, installation or financing of pollution control or abatement facilities, or other forms of industrial revenue bond financing, or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality thereof;

   + liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) of any lien referred to in the bullet points above; provided, however, that any liens permitted by the terms set forth under any of such bullet points shall not extend to or cover any property of ours or of any of our Subsidiaries, as the case may be, other than the property specified in such clauses and improvements thereto or proceeds therefrom;

   + liens deemed to exist by reason of negative pledges in respect of indebtedness;

   + liens upon rights-of-way for pipeline purposes;

   + any statutory or governmental lien or a lien arising by operation of law, or any mechanics', repairmen's, materialmen's, supplier's, carrier's, landlord's, warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

   + the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, license, permit or by any provision of law, to purchase or to recapture or to designate a purchaser of, any property;

   + liens of taxes and assessments which are for the current year, and are not at the time delinquent or are delinquent but the validity of which are being contested at the time by us or any of our Subsidiaries in good faith;

   + liens of, or to secure the performance of, leases;

   + liens upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

   + liens upon property or assets acquired or sold by us or any of our Subsidiaries resulting from the exercise of any rights arising out of defaults on receivables;

   + liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

   + liens securing our indebtedness or indebtedness of any of our Subsidiaries, all or a portion of the net proceeds of which are used, substantially concurrently with the funding thereof (and for purposes of determining "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding securities under the indenture (including the notes) in connection with such refunding, refinancing, repurchase, and the required

--------------------------------------------------------------------------------

DESCRIPTION OF THE NOTES
--------------------------------------------------------------------------------

     durations thereof), to refund, refinance, or repurchase all outstanding securities under the indenture (including the notes) including all accrued interest thereon and reasonable fees and expenses and any premium incurred by us or our Subsidiaries in connection therewith; and

   + any lien upon any property, shares of capital stock, indebtedness or other assets to secure indebtedness incurred by us or any of our Subsidiaries, the proceeds of which, in whole or in part, are used to defease, in a legal or a covenant defeasance, our obligations on the notes or any other series of our senior debt securities.

"Principal Property" means, whether owned or leased on the date of the initial issuance of notes or acquired later:

   + pipeline assets of ours or our Subsidiaries, including any related facilities employed in the gathering, transportation, distribution, storage or marketing of natural gas, natural gas liquids, refined petroleum products, liquefied petroleum gases, crude oil or petrochemicals, that are located in the United States of America or any territory or political subdivision thereof; and

   + any processing or manufacturing plant or terminal owned or leased by us or any of our Subsidiaries that is located in the United States of America or any territory or political subdivision thereof;

except, in the case of either of the foregoing clauses, any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles, and any such assets, plant or terminal which, in the opinion of the board of directors of our general partner, is not material in relation to our activities or of us and our Subsidiaries, taken as a whole.

"Sale-Leaseback Transaction" means any arrangement with any person providing for the leasing by us or any of our Subsidiaries of any Principal Property, which Principal Property has been or is to be sold or transferred by us or such Subsidiary to such person, other than:

   + any such transaction involving a lease for a term (including renewals or extensions exercisable by us or any of our Subsidiaries) of not more than three years; or

   + any such transaction between us and any of our Subsidiaries or between any of our Subsidiaries.

"Subsidiary" of any person means:

   + any person of which more than 50% of the total voting power of equity interests entitled (without regard to any contingency) to vote in the election of directors, managers, trustees, or equivalent persons, at the time of such determination, is owned or controlled, directly or indirectly, by any person or one or more of the Subsidiaries of that person or a combination thereof; or

   + in the case of a partnership, any person of which more than 50% of the partners' capital interests (considering all partners' equity interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by any person or one or more of the Subsidiaries of that person.

--------------------------------------------------------------------------------

DESCRIPTION OF THE NOTES
--------------------------------------------------------------------------------

SUBSIDIARY GUARANTORS

Our payment obligations under the notes will be jointly and severally guaranteed by the subsidiary guarantors, our four significant subsidiary partnerships. The obligations of each subsidiary guarantor under its guarantee will be limited to the maximum amount that will, after giving effect to all other contingent and fixed liabilities of the subsidiary guarantor and to any collections from or payments made by or on behalf of any other subsidiary guarantor in respect of the obligations of the other subsidiary guarantor under its guarantee, result in the obligations of the subsidiary guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law.

Provided that no default shall have occurred and shall be continuing under the indenture, a subsidiary guarantor will be unconditionally released and discharged from the guarantee:

+ automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the subsidiary guarantor (provided such sale, exchange or transfer is not prohibited by the indenture);

+ automatically upon the merger of the subsidiary guarantor into us or any other subsidiary guarantor or the liquidation and dissolution of the subsidiary guarantor (in each case to the extent not prohibited by the indenture); or

+ following delivery of a written notice of the release from the guarantee by us to the trustee, upon the release of all guarantees by the subsidiary guarantor of any Debt for borrowed money of ours, except Debt under the indenture.

If at any time after the issuance of the notes, including following any release of a subsidiary guarantor from its guarantee under the indenture, a Subsidiary (including any future Subsidiary) guarantees any of our Funded Debt, we will cause such Subsidiary to guarantee the notes in accordance with the indenture by simultaneously executing and delivering a supplemental indenture.

CONCERNING THE TRUSTEE

First Union National Bank is the trustee under the indenture and has been appointed by us as registrar and paying agent with regard to the notes. First Union National Bank is an affiliate of First Union Securities, Inc., an underwriter of the notes.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Underwriting
We are selling the notes to the underwriters named in the table below pursuant to an underwriting agreement dated the date of this prospectus supplement. We have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of notes set forth opposite that underwriter's name in the table below:

                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                       OF NOTES
------------------------------------------------------------------------------
UBS Warburg LLC.............................................    $325,000,000
SunTrust Capital Markets, Inc. .............................      75,000,000
First Union Securities, Inc. ...............................      37,500,000
Banc One Capital Market Securities, Inc. ...................      25,000,000
BNY Capital Markets, Inc. ..................................      12,500,000
Credit Lyonnais Securities (USA) Inc. ......................      12,500,000
RBC Dominion Securities Corporation.........................      12,500,000
                                                                ------------
         Total..............................................    $500,000,000
                                                                ============

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the notes if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may stop their market-making at any time without providing any notice. Liquidity of the trading market for the notes cannot be assured.

The notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.40% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of notes. If all of the notes are not sold at the initial offering price, the underwriters may change the offering price and other selling terms.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes for their own accounts. In addition, to cover short positions or to stabilize the price of the notes, the underwriters may bid for, and purchase, the notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a particular underwriter or dealer for distributing the notes in the offering if the underwriter or dealer repurchases previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in

--------------------------------------------------------------------------------

UNDERWRITING
--------------------------------------------------------------------------------

these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our expenses in connection with the sale of the notes, other than underwriting discounts, will be $500,000. This estimate includes expenses relating to filing fee for the registration statement, printing, rating agency fees, trustee's fees, legal fees and other expenses.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

In the ordinary course of its business, the underwriters and their affiliates have from time to time provided, and may in the future provide, investment banking, financial advisory and other services to us and our affiliates for which they have received, or expect to receive, customary fees. Affiliates of each of the underwriters are lenders under our existing credit facilities and will receive a proportionate share of any repayment by us of amounts outstanding under such facilities from the proceeds of the offering. In addition, The Bank of New York, which is an affiliate of BNY Capital Markets, Inc., serves as the trustee under the indenture relating to TE Products' 6.45% senior notes due 2008 and its 7.51% senior notes due 2028, and First Union National Bank, an affiliate of First Union Securities, Inc., will serve as trustee under the indenture related to this offering. UBS AG, an affiliate of UBS Warburg LLC, SunTrust Bank, an affiliate of SunTrust Capital Markets, Inc., First Union National Bank, an affiliate of First Union Securities, Inc., Bank One, NA, an affiliate of Banc One Capital Market Securities, Inc., The Bank of New York, an affiliate of BNY Capital Market Securities, Inc., Credit Lyonnais, New York branch, an affiliate of Credit Lyonnais Securities (USA) Inc. and the Royal Bank of Canada, an affiliate of RBC Dominion Securities Corporation are, among other things, lenders to us under our bank revolving credit facilities. UBS AG, SunTrust Bank, First Union National Bank, Bank One, NA, The Bank of New York, Credit Lyonnais, New York branch, and the Royal Bank of Canada will receive their respective share of the repayments by us of amounts outstanding under our bank credit facilities from the proceeds of this offering. Because we intend to use more than 10% of the net proceeds from the sale of the notes to repay indebtedness owed by us to such affiliates under our revolving credit facilities, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

First Union Securities, Inc., a subsidiary of Wachovia Corporation, conducts its investment banking, institutional, and capital markets businesses under the trade name of Wachovia Securities. Any references to "Wachovia Securities" in this prospectus supplement, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of First Union Securities, Inc., which may or may not be participating as a separate selling dealer in the distribution of the notes.

The decision of the underwriters to distribute the notes was made independently of their respective affiliates that are lenders under our credit facilities and such lenders had no involvement in determining whether or when to distribute the notes under this offering or the terms of this offering. The underwriters will not receive any benefit from this offering other than the discount they will receive from the initial offering price.

Legal matters

The validity of the notes will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P., Houston, Texas will pass on certain legal matters on behalf of the underwriters.

--------------------------------------------------------------------------------

PROSPECTUS

                             TEPPCO PARTNERS, L.P.

                           LIMITED PARTNERSHIP UNITS

                                DEBT SECURITIES

                             ---------------------

           GUARANTEES OF DEBT SECURITIES OF TEPPCO PARTNERS, L.P. BY:

               TE PRODUCTS PIPELINE COMPANY, LIMITED PARTNERSHIP

                                   TCTM, L.P.

                        TEPPCO MIDSTREAM COMPANIES, L.P.

                          JONAH GAS GATHERING COMPANY

                             ---------------------

     We, TEPPCO Partners, L.P., may from time to time offer and sell limited partnership units and debt securities which may be fully and unconditionally guaranteed by our subsidiaries, TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P. and Jonah Gas Gathering Company. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

     The New York Stock Exchange has listed our limited partnership units under the symbol "TPP."

     Our address is 2929 Allen Parkway, P.O. Box 2521, Houston, Texas 77252-2521, and our telephone number is (713) 759-3636.

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS BEFORE YOU MAKE AN INVESTMENT IN OUR SECURITIES.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is February 12, 2002

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.......................................     1
ABOUT TEPPCO PARTNERS.......................................     1
THE SUBSIDIARY GUARANTORS...................................     1
RISK FACTORS................................................     2
  Risks Relating to our Business............................     2
  Risks Relating to our Partnership Structure...............     6
  Tax Risks to Unitholders..................................     8
WHERE YOU CAN FIND MORE INFORMATION.........................    10
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS.............    12
TEPPCO PARTNERS.............................................    13
USE OF PROCEEDS.............................................    14
RATIO OF EARNINGS TO FIXED CHARGES..........................    14
DESCRIPTION OF DEBT SECURITIES..............................    14
  General...................................................    14
  Covenants.................................................    16
  Events of Default, Remedies and Notice....................    17
  Amendments and Waivers....................................    19
  Defeasance................................................    20
  No Personal Liability of General Partner..................    21
  Subordination.............................................    21
  Book Entry, Delivery and Form.............................    23
  The Trustee...............................................    24
  Governing Law.............................................    24
CASH DISTRIBUTIONS..........................................    24
  General...................................................    24
  Quarterly Distributions of Available Cash.................    26
  Adjustment of the Target Distributions....................    26
  Distributions of Cash Upon Liquidation....................    27
  Defined Terms.............................................    28
TAX CONSIDERATIONS..........................................    31
  Partnership Status........................................    31
  Limited Partner Status....................................    33
  Tax Consequences of Unit Ownership........................    34
  Treatment of Operations...................................    38
  Disposition of Limited Partnership Units..................    39
  Uniformity of Units.......................................    41
  Tax-Exempt Organizations and Other Investors..............    41
  Administrative Matters....................................    42
  State, Local and Other Tax Considerations.................    44
  Tax Consequences of Ownership of Debt Securities..........    45
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS..................    45
PLAN OF DISTRIBUTION........................................    46
LEGAL.......................................................    46
EXPERTS.....................................................    46

                             ---------------------

     You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering these securities in any state where they do not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell up to $550 million in principal amount of the limited partnership units or debt securities described in this prospectus in one or more offerings. This prospectus generally describes us and the limited partnership units and debt securities. Each time we sell limited partnership units or debt securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of February 12, 2002. You should carefully read both this prospectus and any prospectus supplement and the additional information described under the heading "Where You Can Find More Information."

                             ABOUT TEPPCO PARTNERS

     We are one of the largest publicly traded limited partnerships engaged in the transportation of refined products, liquefied petroleum gases and petrochemicals, the transportation and marketing of crude oil and natural gas liquids and the gathering of natural gas. Texas Eastern Products Pipeline Company, LLC (formerly Texas Eastern Products Pipeline Company and referred to in this prospectus as TEPPCO LLC) serves as our general partner and is an indirect wholly owned subsidiary of Duke Energy Field Services, LLC, which is owned 70% by Duke Energy Corporation and 30% by Phillips Petroleum Company. Please see the organization chart on page 12 for a more detailed description of our organizational structure.

     As used in this prospectus, "we," "us," "our" and "TEPPCO Partners" mean TEPPCO Partners, L.P. and, where the context requires, include our subsidiary operating partnerships.

                           THE SUBSIDIARY GUARANTORS

     TE Products Pipeline Company, Limited Partnership, TCTM L.P., TEPPCO Midstream Companies, L.P. and Jonah Gas Gathering Company are our only "significant subsidiaries" as defined by the rules and regulations of the SEC, as of the date of this prospectus. The general partner of TE Products, TCTM and TEPPCO Midstream is TEPPCO GP, Inc., which is wholly owned by us. TEPPCO GP owns a .001% general partner interest in each of TE Products, TCTM and TEPPCO Midstream. Jonah is a Wyoming general partnership. TEPPCO Midstream owns a 99.999% general partner interest in Jonah and TEPPCO GP owns a 0.001% general partner interest and serves as its managing general partner. We sometimes refer to TE Products, TCTM, TEPPCO Midstream and Jonah in this prospectus as the "Subsidiary Guarantors." The Subsidiary Guarantors may jointly and severally and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus, as set forth in a related prospectus supplement.

                                  RISK FACTORS

     Before you invest in our securities, you should be aware that there are risks associated with such an investment. You should consider carefully these risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document before purchasing our securities.

     If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that event, we may be unable to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, the trading price of our limited partnership units could decline, or you may lose all of your investment.

RISKS RELATING TO OUR BUSINESS

  POTENTIAL FUTURE ACQUISITIONS AND EXPANSIONS, IF ANY, MAY AFFECT OUR BUSINESS BY SUBSTANTIALLY INCREASING THE LEVEL OF OUR INDEBTEDNESS AND CONTINGENT LIABILITIES AND INCREASING OUR RISKS OF BEING UNABLE TO EFFECTIVELY INTEGRATE THESE NEW OPERATIONS.

     From time to time, we evaluate and acquire assets and businesses that we believe complement our existing assets and businesses. Acquisitions may require substantial capital or the incurrence of substantial indebtedness. If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

     Acquisitions and business expansions involve numerous risks, including difficulties in the assimilation of the assets and operations of the acquired businesses, inefficiencies and difficulties that arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas and the diversion of management's attention from other business concerns. Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Following an acquisition, we may discover previously unknown liabilities associated with the acquired business for which we have no recourse under applicable indemnification provisions.

  EXPANDING OUR NATURAL GAS GATHERING BUSINESS BY CONSTRUCTING NEW PIPELINES AND COMPRESSION FACILITIES SUBJECTS US TO CONSTRUCTION RISKS AND RISKS THAT NATURAL GAS SUPPLIES WILL NOT BE AVAILABLE UPON COMPLETION OF THE NEW PIPELINES.

     We may expand the capacity of our existing natural gas gathering system through the construction of additional facilities. The construction of gathering facilities requires the expenditure of significant amounts of capital, which may exceed our estimates. Generally, we may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. As a result, there is the risk that new facilities may not be able to attract enough natural gas to achieve our expected investment return, which could adversely affect our financial position or results of operations.

  OUR TARIFF RATES ARE SUBJECT TO REVIEW AND POSSIBLE ADJUSTMENT BY FEDERAL REGULATORS.

     The Federal Energy Regulatory Commission, pursuant to the Interstate Commerce Act, regulates the tariff rates for our interstate common carrier pipeline operations. To be lawful under that Act, tariff rates must be just and reasonable and not unduly discriminatory. Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates. The FERC can suspend those tariff rates for up to seven months. It can also require refunds of amounts collected under rates ultimately found unlawful. The FERC may also challenge tariff rates that have become final and effective. Because of the complexity of rate making, the lawfulness of any rate is never assured.

     The FERC uses prescribed rate methodologies for approving regulated tariff rates for transporting crude oil and refined products. These methodologies may limit our ability to set rates based on our actual costs or may delay the use of rates reflecting increased costs. Changes in the FERC's approved methodology for approving rates could adversely affect us. Adverse decisions by the FERC in approving our regulated rates could adversely affect our cash flow. Additional challenges to our tariff rates could be filed with the FERC.

     While the FERC does not directly regulate our natural gas gathering operations, federal regulation, directly or indirectly, influences the parties that gather natural gas on our recently acquired Jonah gas gathering system. As an intrastate natural gas gathering system and not an interstate transmission pipeline, the Jonah system generally is exempt from FERC regulation under the Natural Gas Act of 1938, but FERC regulation still significantly affects our natural gas gathering business. In recent years, FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. However, if the FERC does not continue this approach as it considers proposals by natural gas pipelines to allow negotiated rates not limited by rate ceilings, pipeline rate case proposals and revisions to rules and policies that may affect our shippers' rights of access to interstate natural gas transportation capacity, it could have an adverse effect on the rates we are able to charge in the future.

  OUR PARTNERSHIP STATUS MAY BE A DISADVANTAGE TO US IN CALCULATING COST OF SERVICE FOR RATE-MAKING PURPOSES.

     In a 1995 decision involving an unrelated oil pipeline limited partnership, the FERC partially disallowed the inclusion of income taxes in that partnership's cost of service. In another FERC proceeding involving a different oil pipeline limited partnership, the FERC held that the oil pipeline limited partnership may not claim an income tax allowance for income attributable to non-corporate limited partners, both individuals and other entities. Because corporations are taxpaying entities, income taxes are generally allowed to be included as a corporate cost-of-service. While we presently do not use the cost-of-service methodology to support our rates, these decisions might adversely affect us should we elect in the future to use the cost-of-service methodology or should we be required to use that methodology to defend our rates if challenged by our customers. This could put the Partnership at a competitive disadvantage.

  COMPETITION COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     Our refined products and LPGs transportation business competes with other pipelines in the areas where we deliver products. We also compete with trucks, barges and railroads in some of the areas we serve. Competitive pressures may adversely affect our tariff rates or volumes shipped. The crude oil gathering and marketing business is characterized by thin margins and intense competition for supplies of lease crude oil. A decline in domestic crude oil production has intensified competition among gatherers and marketers. Our crude oil transportation business competes with common carriers and proprietary pipelines owned and operated by major oil companies, large independent pipeline companies and other companies in the areas where our pipeline systems deliver crude oil and natural gas liquids.

     New supplies of natural gas are necessary to offset natural declines in production from wells connected to our gathering system and to increase throughput volume, and we encounter competition in obtaining contracts to gather natural gas supplies. Competition in natural gas gathering is based in large part on reputation, efficiency, reliability, gathering system capacity and price arrangements. Our key competitors in the gas gathering segment include independent gas gatherers and major integrated energy companies. Alternate gathering facilities are available to producers we serve, and those producers may also elect to construct proprietary gas gathering systems. If the production delivered to our gathering system declines, our revenues from such operations will decline.

  OUR CRUDE OIL MARKETING BUSINESS REQUIRES EXTENSIVE CREDIT RISK MANAGEMENT WHICH MAY NOT BE ADEQUATE TO PROTECT AGAINST CUSTOMER NONPAYMENT LIKE THAT EXPERIENCED AS A RESULT OF THE RECENT BANKRUPTCY BY ENRON CORP.

     Risks of nonpayment and nonperformance by customers are a major consideration in our businesses. Our credit procedures and policies may not be adequate to eliminate customer credit risk. The recent bankruptcy of Enron Corp. and certain of its subsidiaries has made collection by the Partnership of transportation fees of approximately $4.3 million, or approximately $0.09 per limited partner and Class B Units, doubtful.

  OUR CRUDE OIL MARKETING BUSINESS INVOLVES RISKS RELATING TO PRODUCT PRICES.

     Our crude oil operations subject us to pricing risks as we buy and sell crude oil for delivery on our crude oil pipelines or enter into future delivery obligations with respect to futures contracts on the New York Mercantile Exchange. These pricing and basis risks cannot be completely hedged or eliminated. These are the risks that price relationships between delivery points, classes of products or delivery periods will change from time to time.

  REDUCED DEMAND COULD AFFECT SHIPMENTS ON THE PIPELINES.

     Our products pipeline business depends in large part on the demand for refined petroleum products in the markets served by our pipelines. Reductions in that demand adversely affect our pipeline business. Market demand varies based upon the different end uses of the refined products we ship. Demand for gasoline, which has in recent years accounted for approximately one-half of our refined products transportation revenues, depends upon price, prevailing economic conditions and demographic changes in the markets we serve. Weather conditions, government policy and crop prices affect the demand for refined products used in agricultural operations. Demand for jet fuel, which has in recent years accounted for almost one-quarter of our refined products revenues, depends on prevailing economic conditions and military usage. Propane deliveries are generally sensitive to the weather and meaningful year-to-year variances have occurred and will likely continue to occur.

  OUR GATHERING SYSTEM PROFITS AND CASH FLOW DEPEND ON THE VOLUMES OF NATURAL GAS PRODUCED FROM THE FIELDS SERVED BY OUR GATHERING SYSTEMS AND ARE SUBJECT TO FACTORS BEYOND OUR CONTROL.

     Regional production levels drive the volume of natural gas gathered on our system. We cannot influence or control the operation or development of the gas fields we serve. Production levels may be affected by:

     - the absolute price of, volatility in the price of, and market demand for natural gas;

     - changes in laws and regulations, particularly with regard to taxes, denial of reduced well density spacing, safety and protection of the environment;

     - the depletion rates of existing wells;

     - adverse weather and other natural phenomena;

     - the availability of drilling and service rigs; and

     - industry changes, including the effect of consolidations or divestitures.

Any declines in the volumes of natural gas delivered for gathering on our system will adversely affect our revenues and could, if sustained or pronounced, materially adversely affect our financial position or results of operation.

  OUR OPERATIONS ARE SUBJECT TO GOVERNMENTAL LAWS AND REGULATIONS RELATING TO THE PROTECTION OF THE ENVIRONMENT WHICH MAY EXPOSE US TO SIGNIFICANT COSTS AND LIABILITIES.

     The risk of substantial environmental costs and liabilities is inherent in pipeline and terminaling operations and we may incur substantial environmental costs and liabilities. Our operations are subject to federal, state and local laws and regulations relating to protection of the environment. We currently own or lease, and have owned or leased, many properties that have been used for many years to terminal or store crude oil, petroleum products or other chemicals. Owners, tenants or users of these properties have disposed of or released hydrocarbons or solid wastes on or under them. Additionally, some sites we operate are located near current or former refining and terminaling operations. There is a risk that contamination has migrated from those sites to ours. Increasingly strict environmental laws, regulations and enforcement policies and claims for damages and other similar developments could result in substantial costs and liabilities.

     Many of our operations and activities are subject to significant federal and state environmental laws and regulations. These include, for example, the federal Clean Air Act and analogous state laws, which impose obligations related to air emissions and the Federal Water Pollution Control Act, commonly referred to as the Clean Water Act, and analogous state laws, which regulate discharge of wastewaters from our facilities to state and federal waters. In addition, our operations are also subject to the federal Comprehensive Environmental Response, Compensation, and liability Act, also known as CERCLA or the Superfund law, the Resource Conservation and Recovery Act, also known as RCRA, and analogous state laws in connection with the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for disposal. Various governmental authorities including the U.S. Environmental Protection Agency have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Liability may be incurred without regard to fault under CERCLA, RCRA, and analogous state laws for the remediation of contaminated areas. Private parties, including the owners of properties through which our pipeline systems pass, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of the products we gather or transport, air emissions related to our operations, historical industry operations, waste disposal practices and the prior use of flow meters containing mercury, some of which may be material. In addition, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary, some of which may be material. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage in the event an environmental claim is made against us. Our business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect our products and activities, including processing, storage and transportation, as well as waste management and air emissions. Federal and state agencies also could impose additional safety requirements, any of which could affect our profitability.

  TERRORIST ATTACKS AIMED AT OUR FACILITIES COULD ADVERSELY AFFECT OUR BUSINESS.

     On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scale. Since the September 11 attacks, the United States government has issued warnings that energy assets, specifically our nation's pipeline infrastructure, may be the future target of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack on our facilities, those of our customers and, in some cases, those of other pipelines, could have a material adverse effect on our business.

  OUR BUSINESS INVOLVES MANY HAZARDS AND OPERATIONAL RISKS, SOME OF WHICH MAY NOT BE COVERED BY INSURANCE.

     Our operations are subject to the many hazards inherent in the transportation of refined petroleum products, liquefied petroleum gases and petrochemicals, the transportation of crude oil and the gathering, compressing, treating and processing of natural gas and natural gas liquids and in the storage of residue gas, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. We are not fully insured against all risks incident to our business. Most significantly, we are not insured against the loss of revenues caused by interruption of business in the event of a loss of, or damage to, our facilities. If a significant accident or event occurs that is not fully insured, it could adversely affect our financial position or results of operations.

  THE PARTNERSHIP COULD BE ADVERSELY AFFECTED IF THIRD PARTIES ARE SUCCESSFUL IN ASSERTING RIGHTS TO ACQUIRE THE JONAH GAS GATHERING SYSTEM FROM THE PARTNERSHIP.

     A producer on the Jonah gas gathering system has notified Alberta Energy Company, Ltd. that it has a right to acquire all or a portion of the assets comprising the Jonah gas gathering system. The producer asserts that it is entitled to match any offers to acquire the assets comprising all or a portion of the Jonah gas gathering system and that it is entitled to full details of the sale of the system to our partnership. It is not clear whether this asserted right covers all or a portion of the Jonah system. On September 30, 2001, subsidiaries of our partnership paid subsidiaries of Alberta Energy approximately $360 million for the outstanding partnership interests in Jonah Gas Gathering Company, which owns and operates the Jonah gas gathering system. We spent an additional $19 million for expansion of the Jonah system. If the producer is successful in asserting this alleged right, we could be adversely affected by the divestiture of the Jonah gas gathering system and resultant loss of expected incremental cash flow from our investment or as a result of making payments in excess of any indemnity payments from Alberta Energy to the producer in settlement of these claims.

RISKS RELATING TO OUR PARTNERSHIP STRUCTURE

  WE ARE A HOLDING COMPANY AND DEPEND ENTIRELY ON OUR OPERATING SUBSIDIARIES' DISTRIBUTIONS TO SERVICE OUR DEBT OBLIGATIONS.

     We are a holding company with no material operations. If we cannot receive cash distributions from our operating subsidiaries, we will not be able to meet our debt service obligations. Our operating subsidiaries may from time to time incur additional indebtedness under agreements that contain restrictions which could further limit each operating subsidiary's ability to make distributions to us.

     The debt securities issued by the parent partnership and the guarantees issued by the subsidiary guarantors will be structurally subordinated to the claims of the creditors of our operating subsidiaries who are not guarantors of the debt securities. Holders of the debt securities will not be creditors of our operating partnerships who have not guaranteed the debt securities. The claims to the assets of such non-guarantor operating subsidiaries derive from our own partnership interests in those operating subsidiaries. Claims of our non-guarantor operating subsidiaries' creditors will generally have priority as to the assets of such operating subsidiaries over our own partnership interest claims and will therefore have priority over the holders of our debt, including the debt securities. Our non-guarantor operating subsidiaries' creditors may include:

     - general creditors,

     - trade creditors,

     - secured creditors,

     - taxing authorities, and

     - creditors holding guarantees.

     While our non-guarantor operating subsidiaries currently have no indebtedness for borrowed money, such subsidiaries are not restricted from incurring indebtedness and may do so in the future. Any debt securities will be structurally subordinated to any such indebtedness.

  WE MAY SELL ADDITIONAL LIMITED PARTNERSHIP INTERESTS, DILUTING EXISTING INTERESTS OF UNITHOLDERS.

     Our partnership agreement allows us to issue additional limited partnership units and other equity securities without unitholder approval. These may be issued to raise cash or acquire additional assets or for other partnership purposes. There is no limit on the total number of limited partnership units and other equity securities we may issue. When we issue additional limited partnership units or other equity securities, the proportionate partnership interest of our existing unitholders will decrease. The issuance could negatively affect the amount of cash distributed to unitholders and the market price of limited partnership units. Issuance of additional limited partnership units will also diminish the relative voting strength of the previously outstanding limited partnership units.

  OUR GENERAL PARTNER AND ITS AFFILIATES MAY HAVE CONFLICTS WITH OUR
  PARTNERSHIP.

     The directors and officers of our general partner and its affiliates have duties to manage the general partner in a manner that is beneficial to its stockholders. At the same time, the general partner has duties to manage us in a manner that is beneficial to us. Therefore, the general partner's duties to us may conflict with the duties of its officers and directors to its stockholders.

     Such conflicts may include, among others, the following:

     - decisions of our general partner regarding the amount and timing of cash expenditures, borrowings and issuances of additional limited partnership units or other securities can affect the amount of incentive compensation payments we make to our general partner;

     - under our partnership agreement we reimburse the general partner for the costs of managing and operating us; and

     - under our partnership agreement, it is not a breach of our general partner's fiduciary duties for affiliates of our general partner to engage in activities that compete with us.

     We may acquire additional businesses or properties directly or indirectly for the issuance of additional units. At our current level of cash distributions, our general partner receives as incentive distributions approximately 50% of any incremental increase in our distributions. As a result, acquisitions funded though the issuance of units have in the past and may in the future benefit our general partner more than our unitholders.

  UNITHOLDERS HAVE LIMITED VOTING RIGHTS AND CONTROL OF MANAGEMENT.

     Our general partner manages and controls our activities and the activities of our operating partnerships. Unitholders have no right to elect the general partner or the directors of the general partner on an annual or other ongoing basis. However, if the general partner resigns or is removed, its successor may be elected by holders of a majority of the limited partnership units. Unitholders may remove the general partner only by a vote of the holders of at least 66 2/3% of the limited partnership units and only after receiving state regulatory approvals required for the transfer of control of a public utility. As a result, unitholders will have limited influence on matters affecting our operations, and third parties may find it difficult to gain control of us or influence our actions.

  OUR PARTNERSHIP AGREEMENT LIMITS THE LIABILITY OF OUR GENERAL PARTNER.

     Our general partner owes duties of loyalty and care to the unitholders. Provisions of our partnership agreement and the partnership agreements for each of the operating partnerships, however, contain language limiting the liability of the general partner to the unitholders for actions or omissions taken in good faith. In addition, the partnership agreements grant broad rights of indemnification to the general partner and its directors, officers, employees and affiliates for acts taken in good faith in a manner believed to be in or not opposed to our best interests.

  UNITHOLDERS MAY NOT HAVE LIMITED LIABILITY IF A COURT FINDS THAT WE HAVE NOT COMPLIED WITH THE APPLICABLE STATUTES OR THAT UNITHOLDER ACTION CONSTITUTES CONTROL OF OUR BUSINESS.

     The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. A unitholder could be held liable in some circumstances for our obligations to the same extent as a general partner if a court determined that:

     - we had been conducting business in any state without compliance with the applicable limited partnership statute; or

     - the right or the exercise of the right by our unitholders as a group to remove or replace our general partner, to approve some amendments to the partnership agreement, or to take other action under our partnership agreement constituted participation in the "control" of our business.

     Our general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner.

TAX RISKS TO UNITHOLDERS

     You should read "Tax Considerations" for a more complete discussion of the following federal income tax risks related to owning and disposing of limited partnership units.

  THE IRS COULD TREAT US AS A CORPORATION FOR TAX PURPOSES, WHICH WOULD SUBSTANTIALLY REDUCE THE CASH AVAILABLE FOR DISTRIBUTION TO YOU.

     The anticipated after-tax benefit of an investment in the limited partnership units depends largely on our being treated as a partnership for federal income tax purposes. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect that impact on us. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

     If we were classified as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again to you as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distribution to you would be substantially reduced. Treatment of us as a corporation would result in a material reduction in the after-tax return to the unitholders, likely causing a substantial reduction in the value of the limited partnership units. Current law may change so as to cause us to be taxed as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation.

  A SUCCESSFUL IRS CONTEST OF THE FEDERAL INCOME TAX POSITIONS WE TAKE MAY ADVERSELY IMPACT THE MARKET FOR LIMITED PARTNERSHIP UNITS.

     We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain our counsel's conclusions or the positions we take. A court may not concur with our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for limited partnership units and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne by us and directly or indirectly by the unitholders and the general partner.

  YOU MAY BE REQUIRED TO PAY TAXES EVEN IF YOU DO NOT RECEIVE ANY CASH DISTRIBUTIONS.

     You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you do not receive any cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

  TAX GAIN OR LOSS ON DISPOSITION OF LIMITED PARTNERSHIP UNITS COULD BE DIFFERENT THAN EXPECTED.

     If you sell your limited partnership units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those limited partnership units. Prior distributions in excess of the total net taxable income you were allocated for a limited partnership unit, which decreased your tax basis in that limited partnership unit, will, in effect, become taxable income to you if the limited partnership unit is sold at a price greater than your tax basis in that limited partnership unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. Should the IRS successfully contest some positions we take, you could recognize more gain on the sale of units than would be the case under those positions, without the benefit of decreased income in prior years. Also, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

  IF YOU ARE A TAX-EXEMPT ENTITY, REGULATED INVESTMENT COMPANY OR MUTUAL FUND OR YOU ARE NOT AN INDIVIDUAL RESIDING IN THE UNITED STATES, YOU MAY HAVE ADVERSE TAX CONSEQUENCES FROM OWNING LIMITED PARTNERSHIP UNITS.

     Investment in limited partnership units by tax-exempt entities, regulated investment companies or mutual funds and foreign persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Very little of our income will be qualifying income to a regulated investment company or mutual fund. Distributions to foreign persons will be reduced by withholding taxes, currently at the rate of 38.6%, and foreign persons will be required to file federal income tax returns and pay tax on their share of our taxable income.

  WE HAVE REGISTERED AS A TAX SHELTER. THIS MAY INCREASE THE RISK OF AN IRS AUDIT OF US OR A UNITHOLDER.

     We have registered with the IRS as a "tax shelter." The IRS requires that some types of entities, including some partnerships, register as "tax shelters" in response to the perception that they claim tax benefits that the IRS may believe to be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in our unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. You will bear the cost of any expense incurred in connection with an examination of your personal tax return.

  WE WILL TREAT EACH PURCHASER OF UNITS AFTER THE INITIAL SALE OF ANY UNITS PURSUANT TO THIS PROSPECTUS AS HAVING THE SAME TAX BENEFITS WITHOUT REGARD TO THE UNITS PURCHASED. THE IRS MAY CHALLENGE THIS TREATMENT, WHICH COULD ADVERSELY AFFECT THE VALUE OF THE UNITS.

     Because we cannot match transferors and transferees of limited partnership units, we will adopt depreciation and amortization positions that do not conform with all aspects of final Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of limited partnership units and could have a negative impact on the value of the limited partnership units or result in audit adjustments to your tax returns. Please read "Tax Considerations -- Uniformity of Units" for a further discussion of the effect of the depreciation and amortization positions we adopt.

  YOU WILL LIKELY BE SUBJECT TO STATE AND LOCAL TAXES IN STATES WHERE YOU DO NOT LIVE AS A RESULT OF AN INVESTMENT IN THE UNITS.

     In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property and in which you do not reside. You may be required to file state and local income tax returns and pay state and local income taxes in many or all of the jurisdictions in which we do business. Please read "Tax Considerations -- State, Local and Other Tax Considerations" for a discussion of the jurisdictions in which we do business or own property and the jurisdictions in which you will likely be required to file tax returns. Further, you may be subject to penalties for failure to comply with those requirements. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the limited partnership units.

                      WHERE YOU CAN FIND MORE INFORMATION

     TEPPCO Partners, L.P. and TE Products Pipeline Company, Limited Partnership file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows TEPPCO Partners and TE Products to "incorporate by reference" the information they have filed with the SEC. This means that TEPPCO Partners and TE Products can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that TEPPCO Partners and TE Products file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this prospectus until the termination of this offering.

  TEPPCO Partners, L.P. (File No. 1-10403)

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
       2001.

     - Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001.

     - Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001.

     - Current Report on Form 8-K filed January 24, 2001.

     - Current Report on Form 8-K filed February 5, 2001.

     - Current Report on Form 8-K filed April 23, 2001.

     - Current Report on Form 8-K filed May 9, 2001.

     - Current Report on Form 8-K filed July 27, 2001.

     - Current Report on Form 8-K filed October 15, 2001.

     - Amended Current Report on Form 8-K/A filed November 9, 2001.

     - Amended Current Report on Form 8-K/A filed November 13, 2001.

     - Current Report on Form 8-K filed November 19, 2001.

     - Current Report on Form 8-K filed November 30, 2001.

     - Current Report on Form 8-K filed January 14, 2002.

     - Current Report on Form 8-K filed January 28, 2002.

     - Current Report on Form 8-K filed February 8, 2002.

     - The description of the limited partnership units contained in the Registration Statement on Form 8-A (Registration No. 1-10403), initially filed December 6, 1989, and any subsequent amendment thereto filed for the purpose of updating such description.

     - The combined financial statements of ARCO Pipe Line Company's APL Business and the financial statements of Seaway Crude Pipeline Company included in TEPPCO Partners, L.P.'s Amended Current Report on Form 8-K/A filed on October 3, 2000.

  TE Products Pipeline Company, Limited Partnership (File No. 1-13603)

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
       2001.

     - Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001.

     - Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001.

     - Current Report on Form 8-K filed July 27, 2001.

     You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

     Investor Relations Department
     TEPPCO Partners, L.P.
     TE Products Pipeline Company, Limited Partnership
     2929 Allen Parkway
     P.O. Box 2521
     Houston, Texas 77252-2521
     (713) 759-3636

                FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. The words "believe," "expect," "estimate" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These include the following:

     - the amount and nature of future capital expenditures,

     - business strategy and measures to carry out strategy,

     - competitive strengths,

     - goals and plans,

     - expansion and growth of our business and operations,

     - references to intentions as to future matters and

     - other similar matters.

     A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors set forth under the caption "Risk Factors" and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

                                TEPPCO PARTNERS

     We are a publicly traded Delaware limited partnership engaged in the transportation of refined products, liquefied petroleum gases and petrochemicals, the transportation and marketing of crude oil and natural gas liquids and the gathering of natural gas. The following chart shows our organization and ownership structure as of the date of this prospectus before giving effect to this offering. Except in the following chart, the ownership percentages referred to in this prospectus reflect the approximate effective ownership interest in us and our subsidiary companies on a combined basis. Please read "The Subsidiary Guarantors" on page 1 for a more detailed description of our ownership of the Subsidiary Guarantors.

  -------------------------                                   ----------------------------
   Duke Energy Corporation                                     Phillips Petroleum Company
  -------------------------                                   ----------------------------
          |       |                                                     |
          |       |                                                     |
          |       |                                                     |
          |       |              ------------------------               |
          |       |--- 69.7% ---    Duke Energy Field      --- 30.3% ---|
          |                           Services, LLC
          |                      ------------------------
          |                                 |  100.0%
          |                                 |
          |                                 |
          |                      ------------------------
          |                       Texas Eastern Products
          |                              Pipeline
          |                            Company, LLC
          |                      ------------------------
14.2% LP  |                                 |  2.0% GP
          |                                 |
          |                                 |
          |                      ------------------------                    ---------------------   GP = General Partner Interest
          |--------------------    TEPPCO Partners, L.P.   --- 83.8% LP ---   Public Unit Holders    LP = Limited Partner Interest
                                 ------------------------                    ---------------------
                                      |     |
             |--------- 100% ---------|     |
             |                              |
  -------------------------                 |
       TEPPCO GP, Inc.                      |  99.999% LP
  -------------------------                 |
             |                              |
             |------- 0.001% GP ------|     |
                                      |     |
                                 ------------------------
                                  Operating Partnerships
                                 ------------------------


                                USE OF PROCEEDS

     Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities to pay all or a portion of indebtedness outstanding at the time and to acquire properties as suitable opportunities arise.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                              NINE MONTHS
                                       TWELVE MONTHS ENDED DECEMBER 31,          ENDED
                                     -------------------------------------   SEPTEMBER 30,
                                     1996    1997    1998    1999    2000        2001
                                     -----   -----   -----   -----   -----   -------------
Ratio of Earnings to Fixed
  Charges..........................   2.59x   2.70x   2.72x   3.06x   2.10x      2.97x

     For purposes of calculating the ratio of earnings to fixed charges:

     - "fixed charges" represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

     - "earnings" represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

                         DESCRIPTION OF DEBT SECURITIES

     We will issue our debt securities under an Indenture, among us, as issuer, First Union National Bank, as Trustee, and the Subsidiary Guarantors. The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We, the Trustee and the Subsidiary Guarantors may enter into supplements to the Indenture from time to time. If we decide to issue subordinated debt securities, we will issue them under a separate Indenture containing subordination provisions.

     This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the forms of Senior Indenture and Subordinated Indenture filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an "Indenture" refer to the particular Indenture under which we issue a series of debt securities.

GENERAL

  THE DEBT SECURITIES

     Any series of debt securities that we issue:

     - will be our general obligations;

     - will be general obligations of the Subsidiary Guarantors if they are guaranteed by the Subsidiary Guarantors; and

     - may be subordinated to our Senior Indebtedness and that of the Subsidiary Guarantors.

     The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

     We will prepare a prospectus supplement and either an indenture supplement or a resolution of our Board of Directors and accompanying officers' certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

     - the form and title of the debt securities;

     - the total principal amount of the debt securities;

     - the date or dates on which the debt securities may be issued;

     - the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

     - any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

     - the dates on which the principal and premium, if any, of the debt securities will be payable;

     - the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

     - any optional redemption provisions;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     - whether the debt securities are entitled to the benefits of any guarantees by the Subsidiary Guarantors;

     - whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

     - any changes to or additional Events of Default or covenants;

     - the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

     - any other terms of the debt securities.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

     The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

     - debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

     - debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

     - debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

     - variable rate debt securities that are exchangeable for fixed rate debt securities.

     At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

     Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

     Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

  THE SUBSIDIARY GUARANTEES

     Our payment obligations under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by the Subsidiary Guarantors. If a series of debt securities are so guaranteed, the Subsidiary Guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the Subsidiary Guarantors.

     The obligations of each Subsidiary Guarantor under its Guarantee will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the Guarantee constituting a fraudulent conveyance or fraudulent transfer under Federal or state law, after giving effect to:

     - all other contingent and fixed liabilities of the Subsidiary Guarantor;
       and

     - any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

     The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

     - automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the Subsidiary Guarantor;

     - automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

     - following delivery of a written notice by us to the Trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of ours for borrowed money (or a guarantee of such debt), except for any series of debt securities.

     If a series of debt securities is guaranteed by the Subsidiary Guarantors and is designated as subordinate to our Senior Indebtedness, then the guarantees by the Subsidiary Guarantors will be subordinated to the Senior Indebtedness of the Subsidiary Guarantors to substantially the same extent as the series is subordinated to our Senior Indebtedness. See "-- Subordination."

COVENANTS

  REPORTS

     The Indenture contains the following covenant for the benefit of the holders of all series of debt securities:

     So long as any debt securities are outstanding, we will:

     - for as long as we are required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we are required to file with the SEC, copies of the annual report and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act;

     - if we are not required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we would have been required to file with the SEC, financial statements and a Management's Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act; and

     - if we are required to furnish annual or quarterly reports to our unitholders pursuant to the Exchange Act, we will file with the trustee any annual report or other reports sent to our unitholders generally.

     A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

EVENTS OF DEFAULT, REMEDIES AND NOTICE

  EVENTS OF DEFAULT

     Each of the following events will be an "Event of Default" under the Indenture with respect to a series of debt securities:

     - default in any payment of interest on any debt securities of that series when due that continues for 30 days;

     - default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

     - default in the payment of any sinking fund payment on any debt securities of that series when due;

     - failure by us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, by a Subsidiary Guarantor, to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;

     - certain events of bankruptcy, insolvency or reorganization of us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, of the Subsidiary Guarantors; or

     - if the series of debt securities is guaranteed by the Subsidiary
       Guarantors:

      - any of the guarantees by the Subsidiary Guarantors ceases to be in full force and effect, except as otherwise provided in the Indenture;

      - any of the guarantees by the Subsidiary Guarantors is declared null and void in a judicial proceeding; or

      - any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee.

  EXERCISE OF REMEDIES

     If an Event of Default, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

     A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if the series of debt securities is guaranteed by the Subsidiary Guarantors, the Subsidiary Guarantors, of the default and such default is not cured within 60 days after receipt of notice.

     If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

     The holders of a majority in principal amount of the outstanding debt securities of a series may:

     - waive all past defaults, except with respect to nonpayment of principal, premium or interest; and

     - rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series,

     but only if:

     - rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

     - all existing Events of Default have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

     If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest when due, unless:

     - such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

     - holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

     - such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

     - the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

     - the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

     The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

     - conflicts with law;

     - is inconsistent with any provision of the Indenture;

     - the Trustee determines is unduly prejudicial to the rights of any other holder;

     - would involve the Trustee in personal liability.

  NOTICE OF EVENT OF DEFAULT

     Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.

     If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or

30 days after the Trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

AMENDMENTS AND WAIVERS

     We may amend the Indenture without the consent of any holder of debt securities to:

     - cure any ambiguity, omission, defect or inconsistency;

     - convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

     - provide for the assumption by a successor of our obligations under the Indenture;

     - add Subsidiary Guarantees with respect to the debt securities;

     - change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities;

     - secure the debt securities;

     - add covenants for the benefit of the holders or surrender any right or power conferred upon us or any Subsidiary Guarantor;

     - make any change that does not adversely affect the rights of any holder;

     - add or appoint a successor or separate Trustee; or

     - comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

     In addition, we may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under the Indenture consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

     - reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

     - reduce the rate of or extend the time for payment of interest on any debt securities;

     - reduce the principal of or extend the stated maturity of any debt securities;

     - reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

     - make any debt securities payable in other than U.S. dollars;

     - impair the right of any holder to receive payment of premium, principal or interest with respect to such holder's debt securities on or after the applicable due date;

     - impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder's debt securities;

     - release any security that has been granted in respect of the debt securities;

     - make any change in the amendment provisions which require each holder's consent;

     - make any change in the waiver provisions; or

     - release a Subsidiary Guarantor or modify such Subsidiary Guarantor's guarantee in any manner adverse to the holders.

     The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to all holders a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

     - compliance by us or a Subsidiary Guarantor with certain restrictive provisions of the Indenture; and

     - any past default under the Indenture, subject to certain rights of the Trustee under the Indenture;

except that such majority of holders may not waive a default:

     - in the payment of principal, premium or interest; or

     - in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

DEFEASANCE

     At any time, we may terminate, with respect to debt securities of a particular series, all our obligations under such series of debt securities and the Indenture, which we call a "legal defeasance." If we decide to make a legal defeasance, however, we may not terminate our obligations:

     - relating to the defeasance trust;

     - to register the transfer or exchange of the debt securities;

     - to replace mutilated, destroyed, lost or stolen debt securities; or

     - to maintain a registrar and paying agent in respect of the debt securities.

If we exercise our legal defeasance option, any subsidiary guarantee will terminate with respect to that series of debt securities.

     At any time we may also effect a "covenant defeasance," which means we have elected terminate our obligations under:

     - covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement;

     - the bankruptcy provisions with respect to the Subsidiary Guarantors, if any; and

     - the guarantee provision described under "Events of Default" above with respect to a series of debt securities.

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to a Subsidiary Guarantor (if any)) or sixth bullet points under "-- Events of Default" above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

     In order to exercise either defeasance option, we must:

     - irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;

     - comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

     - deliver to the Trustee of an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

NO PERSONAL LIABILITY OF GENERAL PARTNER

     Texas Eastern Products Pipeline Company, LLC, our general partner, and its directors, officers, employees, incorporators and stockholders, as such, will not be liable for:

     - any of our obligations or the obligations of the Subsidiary Guarantors under the debt securities, the Indentures or the guarantees; or

     - any claim based on, in respect of, or by reason of, such obligations or their creation.

     By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

SUBORDINATION

     Debt securities of a series may be subordinated to our "Senior Indebtedness," which we define generally to include all notes or other evidences of indebtedness for money, including guarantees, borrowed by us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors, that are not expressly subordinate or junior in right of payment to any of our or any Subsidiary Guarantor's other indebtedness. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of any Subsidiary Guarantor that is designated as "Senior Indebtedness" with respect to the series.

     The holders of Senior Indebtedness of ours or, if applicable, a Subsidiary Guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities:

     - upon any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors' assets, to creditors;

     - upon a total or partial liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors; or

     - in a bankruptcy, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the Subsidiary Guarantors.

     Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that such holders may receive units representing limited partner interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

     If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

     - make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

     - make any deposit for the purpose of defeasance of the subordinated debt securities; or

     - repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, in either case,

     - the default has been cured or waived and the declaration of acceleration has been rescinded;

     - the Senior Indebtedness has been paid in full in cash; or

     - we and the Trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness."

Generally, "Designated Senior Indebtedness" will include:

     - indebtedness for borrowed money under a bank credit agreement, called "Bank Indebtedness";

     - any specified issue of Senior Indebtedness of at least $100 million; and

     - any other indebtedness for borrowed money that we may designate.

     During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period called the "Payment Blockage Period." A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a "Blockage Notice," from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period.

     The Payment Blockage Period may be terminated before its expiration:

     - by written notice from the person or persons who gave the Blockage
       Notice;

     - by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or

     - if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of Senior Indebtedness shall have accelerated the maturity of the Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

     Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by holders of Designated Senior Indebtedness, other than Bank Indebtedness, in which case the representative of the Bank Indebtedness may give another Blockage Notice within the period. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

     After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

     As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

BOOK ENTRY, DELIVERY AND FORM

     We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or "DTC," will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

     DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

     DTC advises us that it is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the United States Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

     DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     We will wire principal, premium, if any, and interest payments due on the global securities to DTC's nominee. We, the Trustee and any paying agent will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

     It is DTC's current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

     Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee or us.

     Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

     - we determine not to require all of the debt securities of a series to be represented by a global security and notify the Trustee of our decision.

THE TRUSTEE

     We may appoint a separate trustee for any series of debt securities. We use the term "Trustee" to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

GOVERNING LAW

     The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                               CASH DISTRIBUTIONS

GENERAL

     We hold all of our assets and conduct all of our operations through our subsidiaries. Our subsidiaries will generate all of our Cash from Operations. The distribution of that cash from our subsidiaries to us is expected to be our principal source of Available Cash, as described below, from which we will make distributions. Available Cash means generally, with respect to any calendar quarter, the sum of all of our cash receipts plus net reductions to cash reserves less the sum of all of our cash disbursements and net additions to cash reserves. Cash from Operations, which is determined on a cumulative basis, generally means all cash generated by our operations, after deducting related cash expenditures, reserves and other items specified in our partnership agreement. It also includes the $20 million cash balance we had on the date of our initial public offering in 1990. The full definitions of Available Cash and Cash from Operations are set forth in "-- Defined Terms."

     Our subsidiary partnerships must, under their partnership agreements, distribute 100% of their available cash. Available cash is defined in the subsidiary partnership agreements in substantially the same manner as it is in our partnership agreement. Our limited liability company subsidiaries have adopted a dividend policy under which all available cash is to be distributed. Accordingly, the following paragraphs describing distributions to unitholders and the general partner, and the percentage interests in our distributions, are stated on the basis of cash available for distribution by us and our subsidiaries on a combined basis.

     We will make distributions to unitholders and the general partner with respect to each calendar quarter in an amount equal to 100% of our Available Cash for the quarter, except in connection with our dissolution and liquidation. Distributions of our Available Cash will be made 98% to unitholders and 2% to the general partner, subject to the payment of incentive distributions to the general partner, if specified target levels of cash distributions to the unitholders are achieved. The general partner's incentive distributions are described below under "-- Quarterly Distributions of Available
Cash -- Distributions of Cash from Operations."

     The following table sets forth the amount of distributions of Available Cash constituting Cash from Operations effected with respect to the units for the quarters in the periods shown.

                                                                               AMOUNT
RECORD DATE                                                  PAYMENT DATE     PER UNIT
-----------                                                ----------------   --------
October 30, 1998.........................................  November 6, 1998    $0.450
January 29, 1999.........................................  February 5, 1999     0.450
April 30, 1999...........................................  May 7, 1999          0.450
July 30, 1999............................................  August 6, 1999       0.475
October 29, 1999.........................................  November 5, 1999     0.475
January 31, 2000.........................................  February 4, 2000     0.475
April 28, 2000...........................................  May 5, 2000          0.500
July 31, 2000............................................  August 4, 2000       0.500
October 31, 2000.........................................  November 3, 2000     0.525
January 31, 2001.........................................  February 2, 2001     0.525
April 30, 2001...........................................  May 4, 2001          0.525
July 31, 2001............................................  August 6, 2001       0.525
October 31, 2001.........................................  November 5, 2001     0.575
January 31, 2002.........................................  February 8, 2002     0.575

     Cash distributions are characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions. This distinction is important because it affects the amount of cash that is distributed to the unitholders relative to the general partner. See "-- Quarterly Distributions of Available Cash -- Distributions of Cash from Operations" and "-- Quarterly Distributions of Available Cash -- Distributions of Cash from Interim Capital Transactions" below. We will ordinarily generate Cash from Interim Capital Transactions from:

     - borrowings and sales of debt securities other than for working capital purposes;

     - sales of equity interests; and

     - sales or other dispositions of our assets.

     All Available Cash that we distribute on any date from any source will be treated as if it were a distribution of Cash from Operations until the sum of all Available Cash distributed as Cash from Operations to the unitholders and to the general partner equals the aggregate amount of all Cash from Operations that we generated since we commenced operations through the end of the prior calendar quarter.

     Any remaining Available Cash distributed on that date will be treated as if it were a distribution of Cash from Interim Capital Transactions, except as otherwise set forth below under the caption "-- Quarterly Distributions of Available Cash -- Distributions of Cash from Interim Capital Transactions."

     A more complete description of how we will distribute cash before we commence to dissolve or liquidate is set forth below under "-- Quarterly Distributions of Available Cash." Distributions of cash in connection with our dissolution and liquidation will be made as described below under "-- Distributions of Cash Upon Liquidation."

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

  DISTRIBUTIONS OF CASH FROM OPERATIONS

     Our distributions of Available Cash that constitutes Cash from Operations in respect of any calendar quarter will be made in the following priorities:

          first, 98% to all unitholders pro rata and 2% to the general partner until all unitholders have received distributions of $0.275 per unit for such calendar quarter (the "First Target Distribution");

          second, 85% to all unitholders pro rata and 15% to the general partner until all unitholders have received distributions of $0.325 per unit for such calendar quarter (the "Second Target Distribution");

          third, 75% to all unitholders pro rata and 25% to the general partner until all unitholders have received distributions of $0.450 per unit for such calendar quarter (the "Third Target Distribution" and, together with the First Target Distribution and Second Target Distribution, the "Target Distributions"); and

          thereafter, 50% to all unitholders pro rata and 50% to the general partner.

     The following table illustrates the percentage allocation of distributions of Available Cash that constitute Cash from Operations among the unitholders and the general partner up to the various target distribution levels.

                                                               MARGINAL PERCENTAGE
                                                                   INTEREST IN
                                                                  DISTRIBUTIONS
                                                              ---------------------
                                                                            GENERAL
QUARTERLY AMOUNT:                                             UNITHOLDERS   PARTNER
-----------------                                             -----------   -------
up to $0.275................................................      98%          2%
$0.276 to $0.325............................................      85%         15%
$0.326 to $0.450............................................      75%         25%
Thereafter..................................................      50%         50%

     The Target Distributions are each subject to adjustment as described below under "-- Adjustment of the Target Distributions."

  DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS

     Distributions of Available Cash that constitutes Cash from Interim Capital Transactions will be distributed 99% to all unitholders pro rata and 1% to the general partner until a hypothetical holder of a unit acquired in our initial public offering has received, with respect to that unit, distributions of Available Cash constituting Cash from Interim Capital Transactions in an amount per unit equal to $20.00. Thereafter, all Available Cash will be distributed as if it were Cash from Operations. We have not distributed any Available Cash that constitutes Cash from Interim Capital Transactions.

ADJUSTMENT OF THE TARGET DISTRIBUTIONS

     The Target Distributions will be proportionately adjusted in the event of any combination or subdivision of units. In addition, if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions, the Target Distributions will also be adjusted proportionately downward to equal the product resulting from multiplying each of them by a fraction, of which the numerator shall be the Unrecovered Capital immediately after giving effect to such distribution and the denominator shall be the Unrecovered Capital immediately before such distribution. For these purposes, "Unrecovered Capital" means, at any time, an amount equal to the excess of (1) $10.00 over (2) the sum of all distributions theretofore made in respect of a hypothetical unit offered in our initial public offering out of Available Cash constituting Cash from Interim Capital Transactions and all distributions in connection with our liquidation.

     The Target Distributions also may be adjusted if legislation is enacted that causes us to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes. In that event, the Target Distributions for each quarter thereafter would be reduced to an amount equal to the product of each of the Target Distributions multiplied by 1 minus the sum of:

     - the maximum marginal federal corporate income tax rate, plus

     - any increase that results from such legislation in the effective overall state and local income tax rate applicable to us for the taxable year in which such quarter occurs after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

     We will dissolve on December 31, 2084, unless we are dissolved at an earlier date pursuant to the terms of our partnership agreement. The proceeds of our liquidation shall be applied first in accordance with the provisions of our partnership agreement and applicable law to pay our creditors in the order of priority provided by law. Thereafter, any remaining proceeds will be distributed to unitholders and the general partner as set forth below. Upon our liquidation, unitholders are entitled to share with the general partner in the remainder of our assets. Their sharing will be in proportion to their capital account balances, after giving effect to the following allocations of any gain or loss realized from sales or other dispositions of assets following commencement of our liquidation. Gain or loss will include any unrealized gain or loss attributable to assets distributed in kind. Any such gain will be allocated as follows:

          first, to each partner having a deficit balance in his capital account in the proportion that the deficit balance bears to the total deficit balances in the capital accounts of all partners until each partner has been allocated gain equal to that deficit balance;

          second, 100% to the partners in accordance with their percentage interests until the capital account in respect of each unit then outstanding is equal to the Unrecovered Capital attributable to that unit.

          third, 100% to the partners in accordance with their percentage interests until the per-unit capital account in respect of each unit is equal to the sum of

        - the Unrecovered Capital attributable to that unit, plus

        - any cumulative arrearages in the payment of the Minimum Quarterly Distribution in respect of that unit for any quarter after December 31, 1994;

          fourth, 85% to all unitholders pro rata and 15% to the general partner until the capital account of each outstanding unit is equal to the sum of

        - the Unrecovered Capital with respect to that unit, plus

        - any cumulative arrearages in the payment of the Minimum Quarterly Distribution in respect of that unit for any quarter after December 31, 1994, plus

        - the excess of:

             (a) the First Target Distribution over the Minimum Quarterly Distribution for each quarter of our existence, less

             (b) the amount of any distributions of Cash from Operations in excess of the Minimum Quarterly Distribution which were distributed 85% to the unitholders pro rata and 15% to the general partner for each quarter of our existence ((a) less (b) being the "Target Amount");

          fifth, 75% to all unitholders pro rata and 25% to the general partner, until the capital account of each outstanding unit is equal to the sum of

        - the Unrecovered Capital with respect to that unit, plus

        - the Target Amount, plus

        - the excess of:

             (a) the Second Target Distribution over the First Target Distribution for each quarter of our existence, less

             (b) the amount of any distributions of Cash from Operations in excess of the First Target Distribution which were distributed 75% to the unitholders pro rata and 25% to the general partner for each quarter of our existence ((a) less (b) being the "Second Target Amount");

          thereafter, any then-remaining gain would be allocated 50% to all unitholders pro rata and 50% to the general partner.

     For these purposes, "Unrecovered Capital" means, at any time with respect to any units,

     - $10, less

     - the sum of:

          (a) any distributions of Available Cash constituting Cash from Interim Capital Transactions, and

          (b) any distributions of cash and the fair value of any assets distributed in kind in connection with our dissolution and liquidation theretofore made in respect of a unit that was sold in the initial offering of the units.

     Any loss realized from sales or other dispositions of assets following commencement of our dissolution and liquidation, including any unrealized gain or loss attributable to assets distributed in kind, will be allocated to the general partner and the unitholders: first, in proportion to the positive balances in the partners' capital accounts until all balances are reduced to zero; and second, to the general partner.

DEFINED TERMS

     "Available Cash" means, with respect to any calendar quarter, the sum of:

     - all our cash receipts during that quarter from all sources, including distributions of cash received from subsidiaries, plus

     - any reduction in reserves established in prior quarters,

     - less the sum of:

      - all our cash disbursements during that quarter, including, disbursements for taxes on us as an entity, debt service and capital expenditures,

      - any reserves established in that quarter in such amounts as the general partner shall determine to be necessary or appropriate in its reasonable discretion

        - to provide for the proper conduct of our business, including reserves for future rate refunds or capital expenditures, or

        - to provide funds for distributions with respect to any of the next four calendar quarters, and

      - any other reserves established in that quarter in such amounts as the general partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which we are a party or by which we are bound or our assets are subject.

     Taxes that we pay on behalf of, or amounts withheld with respect to, less than all of the unitholders shall not be considered cash disbursements by us that reduce "Available Cash" but will be deemed a distribution of Available Cash to those partners. Alternatively, in the discretion of our general partner, those taxes that pertain to all partners may be considered to be cash disbursements which reduce Available

Cash and which will not be deemed to be a distribution of Available Cash to the partners. Notwithstanding the foregoing, "Available Cash" will not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of our dissolution and liquidation.

     "Cash from Interim Capital Transactions" means all cash distributed other than Cash from Operations.

     "Cash from Operations" means, at any date but before the commencement of our dissolution and liquidation, on a cumulative basis,

     - $20 million plus

     - all our cash receipts during the period since the commencement of our operations through that date, excluding any cash proceeds from any Interim Capital Transactions or Termination Capital Transactions,

     less the sum of:

          (a) all our cash operating expenditures during that period including, without limitation, taxes imposed on us as an entity,

          (b) all our cash debt service payments during that period other than:

        - payments or prepayments of principal and premium required by reason of loan agreements or by lenders in connection with sales or other dispositions of assets all cash distributed other than Cash from Operations, and

        - payments or prepayments of principal and premium made in connection with refinancings or refundings of indebtedness, provided that any payment or prepayment or principal, whether or not then due, shall be determined at the election and in the discretion of the general partner, to be refunded or refinanced by any indebtedness incurred or to be incurred by us simultaneously with or within 180 days before or after that payment or prepayment to the extent of the principal amount of such indebtedness so incurred,

          (c) all our cash capital expenditures during that period other than:

        - cash capital expenditures made to increase the throughput or deliverable capacity or terminaling capacity of our assets, taken as a whole, from the throughput or deliverable capacity or terminaling capacity existing immediately before those capital expenditures and

        - cash expenditures made in payment of transaction expenses relating to Interim Capital Transactions,

          (d) an amount equal to the incremental revenues collected pursuant to a rate increase that are subject to possible refund,

          (e) any reserves outstanding as of that date that the general partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in (a) through (c) above, and

          (f) any reserves that the general partner determines to be necessary or appropriate in its reasonable discretion to provide funds for distributions with respect to any one or more of the next four calendar quarters, all as determined on a consolidated basis and after elimination of intercompany items and the general partner's interest in our subsidiaries.

     "Interim Capital Transactions" means our

     - borrowings and sales of debt securities other than for working capital purposes and other than for items purchased on open account in the ordinary course of business,

     - sales of partnership interests, and

     - sales or other voluntary or involuntary dispositions of any assets other than:

      - sales or other dispositions of inventory in the ordinary course of business,

      - sales or other dispositions of other current assets including receivables and accounts or

      - sales or other dispositions of assets as a part of normal retirements or replacements,

in each case before the commencement of our dissolution and liquidation.

                               TAX CONSIDERATIONS

     This section is a summary of all the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., special counsel to the general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to TEPPCO Partners, L.P. and our operating partnerships.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we recommend that each prospective unitholder consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of limited partnership units.

     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations made by us.

     No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the limited partnership units and the prices at which limited partnership units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

     For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

          (1) the treatment of a unitholder whose limited partnership units are loaned to a short seller to cover a short sale of limited partnership units (please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales");

          (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read
     "-- Disposition of Limited Partnership Units -- Allocations Between Transferors and Transferees"); and

          (3) whether our method for depreciating Section 743 adjustments is sustainable (please read "-- Tax Consequences of Unit Ownership -- Section 754 Election").

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner generally are not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

     No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of our operating subsidiaries as partnerships for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of counsel that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and our operating subsidiaries have been and will be classified as partnerships for federal income tax purposes.

     Treasury Regulations pertaining to the classification of entities such as us as partnerships or corporations for federal income tax purposes were significantly revised effective January 1, 1997. Pursuant to these revised Treasury Regulations, known as the "check-the-box" regulations, entities organized as limited partnerships under domestic partnership statutes are treated as partnerships for federal income tax purposes unless they elect to be treated as corporations. Domestic limited partnerships in existence prior to 1997 and classified as partnerships as of December 31, 1996, under the prior Treasury Regulations would continue to be classified as partnerships after 1996 unless they formally elected another form of classification under the check the box regulations. Neither we nor our operating partnerships have filed an election to be treated as a corporation under the check-the-box regulations, and counsel has rendered its opinion that we and our operating partnerships were treated as partnerships on December 31, 1996, under the prior Treasury Regulations and continue to be so treated.

     Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "qualifying income exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation and marketing of any mineral or natural resource. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our current gross income constitutes qualifying income.

     In rendering its opinion that we and our operating partnerships were treated as partnerships for federal income tax purposes as of December 31, 1996, our tax counsel has relied on the following factual representations that the general partner made about us and our operating partnerships with respect to periods prior to 1997:

     - As to us and each of our operating partnerships, the general partner at all times while acting as general partner had a net worth of at least $5.0 million computed by excluding any net worth attributable to its interest in, and accounts and notes receivable from, or payable to, us or any limited partnership in which it is a general partner.

     - Each such partnership operated and will continue to operate in accordance with applicable state partnership statutes, the partnership agreements and the statements and representations made in this prospectus.

     - Except as otherwise required by Section 704(c) of the Internal Revenue Code, the general partner of each partnership had at least a 1% interest in each material item of income, gain, loss, deduction and credit of its respective partnership.

     - For each taxable year, more than 90% our gross income was from sources that, in our counsel's opinion, generated "qualifying income" within the meaning of Section 7704 of the Internal Revenue Code.

     - Our general partner and the general partner of each of our operating partnerships acted independently of the limited partners of such partnerships.

     In rendering its opinion that we and our operating partnerships have been and will continue to be treated as partnerships for federal income tax purposes after 1996, our tax counsel has relied on the following factual representations that the general partner made about us and our operating partnerships with respect to periods after 1996:

     - Neither we nor our operating subsidiaries will elect to be treated as a corporation; and

     - For each taxable year, more than 90% of our gross income will be income that, in our counsel's opinion, is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

     If we fail to meet the qualifying income exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

     If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his limited partnership units, or taxable capital gain, after the unitholder's tax basis in his limited partnership units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

     The discussion below is based on the conclusion that we will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

     Unitholders who have become limited partners of TEPPCO Partners will be treated as partners of TEPPCO Partners for federal income tax purposes. Also:

     - assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

     - unitholders whose limited partnership units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their limited partnership units, will be treated as partners of TEPPCO Partners for federal income tax purposes. As there is no direct authority addressing assignees of limited partnership units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of limited partnership units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of limited partnership units unless the limited partnership units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those limited partnership units.

     A beneficial owner of limited partnership units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales."

     Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. We urge holders to consult their own tax advisors with respect to their status as partners in TEPPCO Partners for federal income tax purposes.

TAX CONSEQUENCES OF UNIT OWNERSHIP

     Flow-through of Taxable Income. We do not pay any federal income tax. Instead, each unitholder is required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year.

     Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his limited partnership units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the limited partnership units, taxable in accordance with the rules described under "-- Disposition of Limited Partnership Units" below. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "-- Limitations on Deductibility of Losses."

     Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional limited partnership units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his limited partnership units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over
(2) the unitholder's tax basis for the share of Section 751 assets deemed relinquished in the exchange.

     Basis of Limited Partnership Units. A unitholder's initial tax basis for his limited partnership units will be the amount he paid for the limited partnership units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "-- Disposition of Limited Partnership Units -- Recognition of Gain or Loss."

     Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

     The passive loss limitations generally provide that individuals, estates, trusts and some closely held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

     A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

     Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income for purposes of the limitations on the deductibility of investment interest. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

     - interest on indebtedness properly allocable to property held for investment;

     - our interest expense attributed to portfolio income; and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

     The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit.

     Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

     Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to
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maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

     Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

     Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our partners, referred to in this discussion as "contributed property." The effect of these allocations to a unitholder purchasing limited partnership units in any offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

     An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of contributed property, and "tax" capital account, credited with the tax basis of contributed property, referred to in this discussion as the "book-tax disparity," generally will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including his relative contributions to us, the interests of all the partners in profits and losses, the interest of all the partners in cash flow and other nonliquidating distributions and rights of all the partners to distributions of capital upon liquidation.

     Under our method of making Section 704(c) allocations, unitholders cannot be allocated more depreciation, gain or loss than the total amount of any such item recognized by us in a particular taxable period (the "ceiling limitation"). To the extent the ceiling limitation is or becomes applicable, our partnership agreement will require that items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitation. Treasury Regulations under Section 704(c) of the Internal Revenue Code permit a partnership to make reasonable curative allocations to reduce or eliminate disparities between the tax basis and value attributable to property contributed to us.

     Counsel is of the opinion that, with the exception of the issues described in "-- Tax Consequences of Unit Ownership -- Section 754 Election" and
"-- Disposition of Limited Partnership Units -- Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

     Treatment of Short Sales. A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

     - any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

     - any cash distributions received by the unitholder as to those units would be fully taxable; and
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

     - all of these distributions would appear to be ordinary income.

     Counsel has not rendered an opinion regarding the treatment of a unitholder where limited partnership units are loaned to a short seller to cover a short sale of limited partnership units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "-- Disposition of Limited Partnership Units -- Recognition of Gain or Loss."

     Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

     Tax Rates. In general the highest effective United States federal income tax rate for individuals for 2001 is 38.6% and the maximum United States federal income tax rate for net capital gains of an individual for 2001 is 20% if the asset disposed of was held for more than one year at the time of disposition.

     Section 754 Election. We and our operating partnerships have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a limited partnership unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases limited partnership units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

     Treasury Regulations under Sections 743 and 197 of the Internal Revenue Code generally require, unless the remedial allocation method is adopted, the
Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-purchased recovery property placed in service when the unit transfer occurs. The remedial allocation method can be adopted only with respect to property contributed to a partnership on or after December 21, 1993, and a significant part of our assets were acquired by contribution to us before that date. Under Treasury Regulation
Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost-recovery deductions under Section 168 generally is required to be depreciated using either the straight-line method or the 150 percent declining-balance method. We utilize the 150 percent declining method on such property. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the common basis in such properties. This difference could adversely affect the continued uniformity of the tax characteristics of our units. To avoid such a lack of uniformity, the general partner has adopted an accounting convention under Section 743(b) to preserve the uniformity of units despite its inconsistency with these Treasury Regulations. Please read "-- Tax Treatment of Operations -- Uniformity of Units."

     Although counsel is unable to opine as to the validity of such an approach because there is no clear authority on this issue, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed recovery property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, despite its inconsistency with the Treasury Regulations described above. To the extent a Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations. If we determine that this position cannot reasonably be taken, we may take a
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depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "-- Tax Treatment of Operations -- Uniformity of Units."

     A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

     The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

TREATMENT OF OPERATIONS

     Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "-- Disposition of Limited Partnership Units -- Allocations Between Transferors and Transferees."

     Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering of units will be borne by the general partner, its affiliates and our other unitholders as of that time. Please read "-- Allocation of Income, Gain, Loss and Deduction."

     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

     If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a
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

partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all, of those deductions as ordinary income upon a sale of his interest in us. Please read "-- Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction" and "-- Disposition of Limited Partnership Units -- Recognition of Gain or Loss."

     The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as a syndication cost.

     Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

DISPOSITION OF LIMITED PARTNERSHIP UNITS

     Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

     Prior distributions from us in excess of cumulative net taxable income for a limited partnership unit that decreased a unitholder's tax basis in that limited partnership unit will, in effect, become taxable income if the limited partnership unit is sold at a price greater than the unitholder's tax basis in that limited partnership unit, even if the price received is less than his original cost.

     Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury regulations allow a selling unitholder who can identify limited partnership units transferred with an ascertainable holding period to elect to use the actual holding period of the limited partnership units transferred. Thus, according to the ruling, a limited partnership unitholder will be unable to select high or low basis limited partnership units to sell as
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

would be the case with corporate stock, but, according to the regulations, may designate specific limited partnership units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of limited partnership units transferred must consistently use that identification method for all subsequent sales or exchanges of limited partnership units. A unitholder considering the purchase of additional units or a sale of limited partnership units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the final regulations.

     Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

     - a short sale;

     - an offsetting notional principal contract; or

     - a futures or forward contract with respect to the partnership interest or substantially identical property.

     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

     Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders to conform to a method permitted under future Treasury Regulations.

     A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

     Notification Requirements. A unitholder who purchases units from another unitholder is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

     Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our
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

taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

UNIFORMITY OF UNITS

     Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from the application of Treasury Regulations under Sections 167, 197 and 743 to our Section 743(b) adjustments or the determination that our Section 704(c) curative allocations to prevent the application of "ceiling" limitations on our ability to make allocations to eliminate book-tax disparities are unreasonable.

     We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed recovery property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, despite its inconsistency with Treasury Regulations. To the extent a Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations. Please read "-- Tax Consequences of Unit Ownership -- Section 754 Election." If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "-- Disposition of Limited Partnership Units -- Recognition of Gain or Loss."

     In the event our method of making Section 704(c) allocations is disallowed, some or all of the adverse consequences described in the preceding paragraph could result. See "-- Allocation of Partnership Income, Gain, Loss and Deduction."

TAX-EXEMPT ORGANIZATIONS AND OTHER INVESTORS

     Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

     Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

     A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

     Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. And, under rules applicable to publicly traded partnerships, we will withhold tax at the highest effective federal income tax rate applicable to individuals from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes.

     In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

     Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

ADMINISTRATIVE MATTERS

     Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 75 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

     The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names the general partner as our Tax Matters Partner.

     The Tax Matters Partner is entitled to make elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than

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

a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

     A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

     Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b) whether the beneficial owner is

             (1) a person that is not a United States person,

             (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

             (3) a tax-exempt entity;

          (c) the amount and description of units held, acquired or transferred for the beneficial owner; and

          (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

     Registration as a Tax Shelter. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, the general partner, as our principal organizer, has registered us as a tax shelter with the Secretary of Treasury because of the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken.

     The IRS has issued to us the following tax-shelter registration number:
90036000017. A unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. In addition, the unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

ISSUANCE OF THIS REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

     Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

          (1) for which there is, or was, "substantial authority," or

          (2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

     More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. We currently do business or own property in Alabama, Arkansas, Colorado, Illinois, Indiana, Kansas, Kentucky, Louisiana, Missouri, Montana, Nebraska, New Mexico, New York, North Dakota, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Dakota, Texas, Utah and Wyoming. With the exceptions of South Dakota, Texas and Wyoming, you will likely be required to file state income tax returns in all of these jurisdictions. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "-- Tax Consequences of Unit Ownership -- Entity-Level Collections." We may also own property or do business in other states in the future.

     It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and must depend upon, his own tax counsel or other advisor with regard to those matters.

Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

TAX CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES

     A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of debt securities.

                   INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

     An investment in us by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Internal Revenue Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under
Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. Please read "Tax Considerations -- Tax-Exempt Organizations and Other Investors." The person with investment discretion with respect to the assets of an employee benefit plan (a "fiduciary") should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for such plan.

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code (which also applies to IRAs that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

     In addition to considering whether the purchase of limited partnership units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that the General Partner also would be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

     The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities -- i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an "Operating Partnership" -- i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by the General Partner, its affiliates, and certain other persons) is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as governmental plans). Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c).

     Plan fiduciaries contemplating a purchase of limited partnership units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                              PLAN OF DISTRIBUTION

     We may sell the securities being offered hereby:

     - directly to purchasers,

     - through agents,

     - through underwriters, and

     - through dealers.

     We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933, as amended. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

     If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. The names of these underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

     If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

     The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

                                     LEGAL

     Certain legal matters in connection with the securities will be passed upon by Vinson & Elkins L.L.P., Houston, Texas, as our counsel. Any underwriter will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The consolidated financial statements of TEPPCO Partners, L.P. and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, incorporated by reference herein (included in TEPPCO Partners, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2000 and as amended and included in TEPPCO Partners, L.P.'s Current Report on

Form 8-K filed on July 27, 2001), the consolidated financial statements of TE Products Pipeline Company, Limited Partnership and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, and the consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and subsidiary as of December 31, 2000, incorporated by reference herein (included in TEPPCO Partners L.P.'s Current Report on Form 8-K filed on November 30, 2001), have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of ARCO Pipe Line Company's APL Business (as defined in the Amended and Restated Purchase Agreement with Texas Eastern Products Pipeline Company, LLC) at December 31, 1999 and 1998 and for the years then ended incorporated in this prospectus by reference to the audited historical financial statements included on pages 4 through 17 of TEPPCO Partners, L.P's Report 8-K/A filed October 3, 2000, the financial statements of Seaway Crude Pipeline Company at December 31, 1999 and 1998 and for the years then ended incorporated in this prospectus by reference to the audited historical financial statements included on pages 18 through 29 of TEPPCO Partners, L.P's Report 8-K/A filed October 3, 2000 and the financial statements of Jonah Gas Gathering Company as of December 31, 2000 and for the periods June 1, 2000 to December 31, 2000 and January 1, 2000 to May 31, 2000 (Predecessor) incorporated in this prospectus by reference to the audited historical financial statements included in pages 5 through 14 of TEPPCO Partners, L.P.'s Current Report 8-K/A filed November 9, 2001 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS. TEPPCO PARTNERS HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. TEPPCO PARTNERS IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THOSE DOCUMENTS.

TABLE OF CONTENTS
---------------------------------------------------------

PROSPECTUS SUPPLEMENT

Important notice about information in this
  prospectus supplement and the accompanying
  prospectus................................     i
Prospectus supplement summary...............   S-1
Risk factors................................  S-11
Use of proceeds.............................  S-11
Capitalization..............................  S-12
Description of the notes....................  S-13
Underwriting................................  S-23
Legal matters...............................  S-24

BASE PROSPECTUS

About This Prospectus.......................     1
About TEPPCO Partners.......................     1
The Subsidiary Guarantors...................     1
Risk Factors................................     2
Where You Can Find More Information.........    10
Forward-looking Statements and Associated
  Risks.....................................    12
TEPPCO Partners.............................    13
Use of Proceeds.............................    14
Ratio of Earnings to Fixed Charges..........    14
Description of Debt Securities..............    14
Cash Distributions..........................    24
Tax Considerations..........................    31
Investment in Us by Employee Benefit
  Plans.....................................    45
Plan of Distribution........................    46
Legal.......................................    46
Experts.....................................    46

                                 [TEPPCO LOGO]

                             TEPPCO Partners, L.P.

                         Unconditionally Guaranteed by

                         TE Products Pipeline Company,
                              Limited Partnership,
                                  TCTM, L.P.,
                      TEPPCO Midstream Companies, L.P. and
                          Jonah Gas Gathering Company

                                  $500,000,000
                              7.625% SENIOR NOTES
                             DUE FEBRUARY 15, 2012

                           -------------------------
                               February 14, 2002
                           -------------------------

UBS WARBURG
SUNTRUST ROBINSON HUMPHREY
WACHOVIA SECURITIES
BANC ONE CAPITAL MARKETS, INC.
BNY CAPITAL MARKETS, INC.
CREDIT LYONNAIS SECURITIES
RBC CAPITAL MARKETS